HSBC Finance Corporation

EXHIBIT 99.01

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
HSBC Finance Corporation:

We have audited the accompanying consolidated balance sheets of HSBC Finance Corporation (a Delaware corporation), an indirect wholly-owned subsidiary of HSBC Holdings plc, and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income (loss), changes in shareholder’s(s’) equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of HSBC Finance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of HSBC Finance Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HSBC Finance Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the HSBC Finance Corporation’s internal control over financial reporting.

/s/  KPMG LLP

Chicago, Illinois
February 29, 2008, except as to Notes 1, 2, 3,
6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 19, 20,
21, 22, 23, 24, 25, 26 and 27 which are as of
November 28, 2008

HSBC Finance Corporation

CONSOLIDATED STATEMENT OF INCOME (LOSS)

Year ended December 31,	2007	2006	2005

	(in millions)

Finance and other interest income	$18,146	$16,974	$12,298
Interest expense:
HSBC affiliates	778	729	382
Non-affiliates	7,121	6,413	3,988

Net interest income	10,247	9,832	7,928
Provision for credit losses	10,632	6,137	4,084

Net interest income (loss) after provision for credit losses	(385)	3,695	3,844

Other revenues:
Securitization revenue	70	167	194
Insurance revenue	467	465	436
Investment income	128	251	109
Derivative (expense) income	(68)	179	155
Gain on debt designated at fair value and related derivatives	1,275	-	-
Fee income	2,388	1,887	1,490
Enhancement services revenue	634	513	339
Taxpayer financial services revenue	247	258	277
Gain on receivable sales to HSBC affiliates	419	422	413
Servicing and other fees from HSBC affiliates	504	476	440
Other (expense) income	(82)	157	290

Total other revenues	5,982	4,775	4,143

Costs and expenses:
Salaries and employee benefits	2,196	2,178	1,859
Sales incentives	200	349	386
Occupancy and equipment expenses	333	271	263
Other marketing expenses	739	806	684
Other servicing and administrative expenses	1,132	849	615
Support services from HSBC affiliates	1,146	1,037	877
Amortization of intangibles	253	269	294
Policyholders’ benefits	231	252	241
Goodwill and other intangible asset impairment charges	4,513	-	-

Total costs and expenses	10,743	6,011	5,219

Income (loss) from continuing operations before income tax expense (benefit)	(5,146)	2,459	2,768
Income tax expense (benefit)	(859)	886	928

Income (loss) from continuing operations	(4,287)	1,573	1,840
Discontinued Operations (Note 3);
Income (loss) from discontinued operations	(705)	(172)	(105)
Income tax expense (benefit)	(86)	(42)	(37)

Loss from discontinued operations	(619)	(130)	(68)

Net income (loss)	$(4,906)	$1,443	$1,772

The accompanying notes are an integral part of the consolidated financial statements.

HSBC Finance Corporation

CONSOLIDATED BALANCE SHEET

Year ended December 31,	2007	2006

	(in millions,
	except share data)

Assets
Cash	$663	$738
Interest bearing deposits with banks	335	188
Securities purchased under agreements to resell	1,506	171
Securities	3,152	4,319
Receivables, net	142,409	150,406
Receivables held for sale	80	1,741
Intangible assets, net	1,103	2,214
Goodwill	2,827	6,568
Properties and equipment, net	349	359
Real estate owned	1,023	670
Derivative financial assets	46	292
Other assets	6,940	4,902
Assets of discontinued operations	5,294	6,798

Total assets	$165,727	$179,366

Liabilities
Debt:
Commercial paper, bank and other borrowings	$8,399	$11,021
Due to affiliates	11,359	10,887
Long term debt (with original maturities over one year, including $32.9 billion at December 31, 2007 and $0 at December 31, 2006 carried at fair value)	123,013	127,347

Total debt	142,771	149,255

Insurance policy and claim reserves	998	1,076
Derivative related liabilities	14	6
Liability for pension benefits	380	337
Other liabilities	3,147	3,474
Liabilities of discontinued operations	4,258	5,128

Total liabilities	151,568	159,276

Shareholder’s(s’) equity
Redeemable preferred stock, 1,501,100 shares authorized, Series B, $0.01 par value, 575,000 shares issued	575	575
Common shareholder’s equity:
Common stock, $0.01 par value, 100 shares authorized; 57 shares issued	-	-
Additional paid-in capital	18,227	17,279
(Accumulated deficit) retained earnings	(4,423)	1,877
Accumulated other comprehensive income (loss)	(220)	359

Total common shareholder’s equity	13,584	19,515

Total liabilities and shareholder’s(s’) equity	$165,727	$179,366

The accompanying notes are an integral part of the consolidated financial statements.

HSBC Finance Corporation

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S(S’) EQUITY

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Preferred stock
Balance at beginning of period	$575	$575	$1,100
Issuance of Series B preferred stock	-	-	575
Exchange of Series A preferred stock for common stock	-	-	(1,100)

Balance at end of period	$575	$575	$575

Common shareholder’s equity
Common stock
Balance at beginning of period	$-	$-	$-
Exchange of common stock for Series A preferred stock	-	-	-

Balance at end of period	$-	$-	$-

Additional paid-in capital
Balance at beginning of period	$17,279	$17,145	$14,627
Premium on sale of European Operations to affiliate	-	13	-
Premium on sale of U.K. credit card business to affiliate	-	-	182
Exchange of common stock for Series A preferred stock	-	-	1,112
Capital contribution from parent company	950	163	1,200
Return of capital to HSBC	(18)	(49)	(19)
Employee benefit plans, including transfers and other	16	7	59
Issuance costs of Series B preferred stock	-	-	(16)

Balance at end of period	$18,227	$17,279	$17,145

Accumulated deficit retained earnings
Balance at beginning of period	$1,877	$1,280	$571
Adjustment to initially apply the fair value method of accounting under FASB Statement No. 159, net of tax	(538)	-	-
Net income (loss)	(4,906)	1,443	1,772
Cash dividend equivalents on HSBC’s Restricted Share Plan	(7)	-	-
Dividends:
Preferred stock	(37)	(37)	(83)
Common stock	(812)	(809)	(980)

Balance at end of period	$(4,423)	$1,877	$1,280
Accumulated other comprehensive income (loss)
Balance at beginning of period	$359	$479	$643
Net change in unrealized gains (losses) on:
Derivatives classified as cash flow hedges	(657)	(321)	141
Securities available for sale and interest-only strip receivables	10	(21)	(56)
Minimum pension liability	-	-	4
FASB Statement No. 158 adjustment, net of tax	(2)	-	-
Foreign currency translation adjustments	70	223	(253)

Other comprehensive (loss), net of tax	(579)	(119)	(164)
Adjustment to initially apply FASB Statement No. 158, net of tax	-	(1)	-

Balance at end of period	$(220)	$359	$479

Total common shareholder’s equity	$13,584	$19,515	$18,904

Comprehensive income
Net income (loss)	$(4,906)	$1,443	$1,772
Other comprehensive income (loss)	(579)	(119)	(164)

Comprehensive income (loss)	$(5,485)	$1,324	$1,608

Preferred stock
Balance at beginning of period	575	575	1,100
Issuance of Series B preferred stock	-	-	575
Exchange of Series A preferred stock to common stock	-	-	(1,100)

Balance at end of period	575	575	575

Common stock
Issued
Balance at beginning of period	55	55	50
Issuance of common stock to parent	2	-	5

Balance at end of period	57	55	55

The accompanying notes are an integral part of the consolidated financial statements.

HSBC Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Cash flows from operating activities
Net income (loss)	$(4,906)	$1,443	$1,772
Loss from discontinued operations	619	130	68

Income (loss) from continuing operations	(4,287)	1,573	1,840
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	10,632	6,137	4,084
Gain on receivable sales to HSBC affiliates	(419)	(422)	(413)
Loss on sale of real estate owned, including lower of cost or market adjustments	304	155	164
Gain on sale of investment in Kanbay International, Inc.	-	(123)	-
Insurance policy and claim reserves	4	(6)	(24)
Depreciation and amortization	340	378	390
Mark-to-market on debt designated at fair value and related derivatives	(1,593)	-	-
Gain on sale of MasterCard Class B shares	(113)	-	-
Goodwill and other intangible asset impairment charges	4,513	-	-
Deferred income tax (benefit) provision	(1,074)	(536)	(360)
Net change in other assets	(959)	(1,480)	165
Net change in other liabilities	(272)	991	437
Net change in receivables held for sale	1,661	78	(672)
Foreign exchange and SFAS No. 133 movements on long term debt and net change in non-FVO related derivative assets and liabilities	3,331	895	(447)
Excess tax benefits from share-based compensation arrangements	(8)	(16)	-
Other, net	239	(6)	(541)

Cash provided by operating activities – continuing operations	12,299	7,618	4,623
Cash provided by operating activities – discontinued operations	284	47	932

Net cash provided by operating activities	12,583	7,665	5,555

Cash flows from investing activities
Securities:
Purchased	(1,144)	(1,881)	(730)
Matured	775	1,713	555
Sold	173	492	429
Net change in short-term securities available for sale	1,324	(606)	(548)
Net change in securities purchased under agreements to resell	(1,335)	(93)	2,573
Net change in interest bearing deposits with banks	(146)	(111)	262
Receivables:
Originations, net of collections	(6,396)	(25,148)	(34,123)
Purchases and related premiums	(220)	(3,225)	(1,053)
Proceeds from sales of real estate owned	1,588	1,178	1,032
Net change in interest-only strip receivables	6	(5)	214
Cash received in sale of real estate secured receivables held in portfolio to a third party	2,692	-	-
Cash received in sale of MasterCard Class B shares	113	-	-
Net cash paid for acquisition of Metris	-	-	(1,572)
Net cash paid for acquisition of Solstice	-	(50)	-
Properties and equipment:
Purchases	(131)	(95)	(66)
Sales	38	17	-

Cash used in investing activities – continuing operations	(2,663)	(27,814)	(33,027)
Cash provided by investing activities – discontinued operations	518	825	2,658

Net cash used in investing activities	(2,145)	(26,989)	(30,369)

HSBC Finance Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Cash flows from financing activities
Debt:
Net change in short-term debt and deposits	(2,708)	(387)	2,373
Net change in due to affiliates	472	(423)	5,005
Long term debt issued	18,490	41,138	40,214
Long term debt retired	(26,063)	(19,064)	(20,967)
Issuance of company obligated mandatorily redeemable preferred securities of subsidiary trusts to HSBC	-	-	1,031
Redemption of company obligated mandatorily redeemable preferred securities of subsidiary trusts	-	(412)	(309)
Insurance:
Policyholders’ benefits paid	(97)	(105)	(91)
Cash received from policyholders	49	64	23
Capital contribution from parent	950	163	1,200
Shareholder’s dividends	(849)	(846)	(1,063)
Issuance of preferred stock	-	-	559
Excess tax benefits from share-based compensation arrangements	8	16	-

Cash provided by (used in) financing activities – continuing operations	(9,748)	20,144	27,975
Cash used in financing activities – discontinued operations	(770)	(872)	(2,638)

Net cash provided by (used in) financing activities	(10,518)	19,272	25,337

Effect of exchange rate changes on cash	(8)	20	(12)

Net change in cash	(88)	(32)	511
Cash at beginning of period(1)	871	903	392

Cash at end of period(2)	$783	$871	$903

Supplemental Cash Flow Information:
Interest paid	$8,220	$7,233	$4,824
Income taxes paid	737	1,428	1,161

Supplemental Noncash Financing and Capital Activities:
Affiliate preferred stock received in sale of U.K. credit card business	$-	$-	$261
Exchange of preferred for common stock	-	-	1,112
Transfer of receivables to Real Estate Owned	2,219	1,435	994

(1)	Cash at beginning of period includes $133 million, $145 million and $62 million for discontinued operations as of December 31, 2007, 2006 and 2005, respectively.

(2)	Cash at end of period includes $120 million, $133 million and $145 million for discontinued operations as of December 31, 2007, 2006 and 2005, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

HSBC Finance Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

HSBC Finance Corporation (formerly Household International, Inc.) and its subsidiaries were acquired by a wholly owned subsidiary of HSBC Holdings plc (“HSBC”) on March 28, 2003 in a purchase business combination recorded under the “push-down” method of accounting, which resulted in a new basis of accounting for the “successor” period beginning March 29, 2003.

HSBC Finance Corporation and subsidiaries, are an indirect wholly owned subsidiary of HSBC North America Holdings Inc. (“HSBC North America”), which is an indirect wholly-owned subsidiary of HSBC. HSBC Finance Corporation may also be referred to in these notes to the consolidated financial statements as “we,” “us” or “our.” HSBC Finance Corporation provides middle-market consumers with several types of loan products in the United States and Canada. Prior to May 2008, we also provided various loan products in the United Kingdom and Republic of Ireland. As discussed more fully in Note 3, “Discontinued Operations – United Kingdom,” in May 2008, our United Kingdom operations were sold to an affiliate. Our lending products include real estate secured loans, auto finance loans, MasterCard*, Visa*, American Express* and Discover* credit card loans (“Credit Card”), private label credit card loans and personal non-credit card loans. We also initiate tax refund anticipation loans and other related products in the United States and offer credit and specialty insurance in the United States, Canada, and prior to November 1, 2007, the United Kingdom. The insurance operations in the United Kingdom were sold on November 1, 2007 to a third party. Subsequent to November 1, 2007 and prior to the sale of our United Kingdom operations in May 2008, we distributed insurance products in the United Kingdom through our branch network which were underwritten by Aviva. We have two reportable segments: Consumer and Card and Retail Services. Our Consumer segment consists of our branch-based Consumer Lending, Mortgage Services and Auto Finance businesses. Our Card and Retail Services segment includes our domestic MasterCard, Visa, private label and other credit card operations.

During 2004, Household International, Inc. (“Household”) rebranded the majority of its U.S. and Canadian businesses to the HSBC brand. Businesses previously operating under the Household name are now called HSBC. Our consumer lending business retained the HFC and Beneficial brands in the United States, accompanied by the HSBC Group’s endorsement signature, “Member HSBC Group.” The single brand has allowed HSBC in North America to better align its businesses, provided a stronger platform to service customers and advanced growth. The HSBC brand also positions us to expand the products and services offered to our customers. As part of this initiative, Household changed its name to HSBC Finance Corporation in December 2004.

2.	Summary of Significant Accounting Policies

Basis of Presentation The consolidated financial statements include the accounts of HSBC Finance Corporation and all subsidiaries including all variable interest entities in which we are the primary beneficiary as defined by Financial Accounting Standards Board Interpretation No. 46 (Revised). Unaffiliated trusts to which we have transferred securitized receivables which are qualifying special purpose entities (“QSPEs”) as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. All significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain reclassifications have been made to prior year amounts to conform to the current period presentation. Unless otherwise indicated, information included in these notes to consolidated financial statements relates to continuing operations for all periods presented. In May 2008, we completed the sale of our United Kingdom operations to an affiliate. See Note 3, “Discontinued Operations – United Kingdom,” for further details.

*	MasterCard is a registered trademark of MasterCard International, Incorporated; VISA is a registered trademark of Visa, Inc; American Express is a registered trademark of American Express Company and Discover is a registered trademark of Novus Credit Services, Inc.

HSBC Finance Corporation

Securities purchased under agreements to resell Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which the securities were acquired plus accrued interest. Interest income earned on these securities is included in net interest income.

Investment Securities We maintain investment portfolios (comprised primarily of corporate debt securities) in both our noninsurance and insurance operations. Our entire investment securities portfolio was classified as available-for-sale at December 31, 2007 and 2006. Available-for-sale investments are intended to be invested for an indefinite period but may be sold in response to events we expect to occur in the foreseeable future. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to common shareholder’s equity in accumulated other comprehensive income, net of income taxes. Any decline in the fair value of investments which is deemed to be other than temporary is charged against current period earnings.

Cost of investment securities sold is determined using the specific identification method. Interest income earned on the noninsurance investment portfolio is classified in the statements of income in net interest income. Realized gains and losses from the investment portfolio and investment income from the insurance portfolio are recorded in investment income. Accrued investment income is classified with investment securities.

Receivables Finance receivables are carried at amortized cost which represents the principal amount outstanding, net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans, purchase accounting fair value adjustments and premiums or discounts on purchased loans. Finance receivables are further reduced by credit loss reserves and unearned credit insurance premiums and claims reserves applicable to credit risks on our consumer receivables. Finance income is recognized using the effective yield method. Premiums and discounts, including purchase accounting adjustments on receivables, are recognized as adjustments to the yield of the related receivables. Origination fees, which include points on real estate secured loans, are deferred and generally amortized to finance income over the estimated life of the related receivables, except to the extent they offset directly related lending costs. Net deferred origination fees for continuing operations, excluding MasterCard and Visa, totaled $172 million at December 31, 2007 and $143 million at December 31, 2006. MasterCard and Visa annual fees are netted with direct lending costs, deferred, and amortized on a straight-line basis over one year. Deferred MasterCard and Visa annual fees for continuing operations, net of direct lending costs related to these receivables, totaled $249 million at December 31, 2007 and $233 million at December 31, 2006.

Insurance reserves and unearned premiums applicable to credit risks on consumer receivables are treated as a reduction of receivables in the balance sheet, since payments on such policies generally are used to reduce outstanding receivables.

Receivables Held for Sale Receivables held for sale are carried at the lower of aggregate cost or market value.

Provision and Credit Loss Reserves Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate, but not excessive, to cover probable losses of principal, interest and fees, including late, overlimit and annual fees, in the existing loan portfolio. We estimate probable losses for consumer receivables using a roll rate migration analysis that estimates the likelihood that a loan will progress through the various stages of delinquency, or buckets, and ultimately charge-off. This analysis considers delinquency status, loss experience and severity and takes into account whether loans are in bankruptcy, have been restructured, rewritten, or are subject to forbearance, an external debt management plan, hardship, modification, extension or deferment. Our credit loss reserves also take into consideration the loss severity expected based on the underlying collateral, if any, for the loan in the event of default. Delinquency status may be affected by customer account management policies and practices, such as the restructure of accounts, forbearance agreements, extended payment plans, modification arrangements, loan rewrites and deferments. When customer account management policies or changes thereto, shift loans from a “higher” delinquency bucket to a “lower” delinquency bucket, this will be reflected in our roll rates statistics. To the extent that restructured accounts have a greater propensity to roll to higher delinquency buckets, this will be captured in the roll rates. Since the loss reserve is computed based on the composite of all these calculations, this increase in roll rate will be applied to receivables in all respective buckets, which will increase the overall reserve level. In addition, loss reserves on consumer

HSBC Finance Corporation

receivables are maintained to reflect our judgment of portfolio risk factors which may not be fully reflected in the statistical roll rate calculation. Risk factors considered in establishing loss reserves on consumer receivables include recent growth, product mix, bankruptcy trends, geographic concentrations, unemployment rates, loan product features such as adjustable rate loans, economic conditions such as national and local trends in housing markets and interest rates, portfolio seasoning, account management policies and practices, current levels of charge-offs and delinquencies, changes in laws and regulations and other items which can affect consumer payment patterns on outstanding receivables such as natural disasters and global pandemics. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans.

While our credit loss reserves are available to absorb losses in the entire portfolio, we specifically consider the credit quality and other risk factors for each of our products. We recognize the different inherent loss characteristics in each of our products as well as customer account management policies and practices and risk management/collection practices. Charge-off policies are also considered when establishing loss reserve requirements to ensure appropriate allowances exist for products with longer charge-off periods. We also consider key ratios such as reserves to nonperforming loans, reserves as a percentage of net charge-offs and months coverage ratios in developing our loss reserve estimate. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside our control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

Charge-Off and Nonaccrual Policies and Practices Our consumer charge-off and nonaccrual policies vary by product and are summarized below:

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices(1)

Real estate secured(2)	Carrying values in excess of net realizable value are charged-off at or before the time foreclosure is completed or when settlement is reached with the borrower. If foreclosure is not pursued (which frequently occurs on loans in the second lien position) and there is no reasonable expectation for recovery (insurance claim, title claim, pre-discharge bankrupt account), generally the account will be charged-off no later than by the end of the month in which the account becomes eight months contractually delinquent.	Interest income accruals are suspended when principal or interest payments are more than three months contractually past due and resumed when the receivable becomes less than three months contractually past due.
Auto finance(3)(5)
Carrying values in excess of net realizable value are charged off at the earlier of the following:

•   the collateral has been repossessed and sold,

•   the collateral has been in our possession for more than 30 days (prior to December 2006, 90 days), or

•   the loan becomes 150 days contractually delinquent.
Interest income accruals are suspended and the portion of previously accrued interest expected to be uncollectible is written off when principal payments are more than two months contractually past due and resumed when the receivable becomes less than two months contractually past due.

HSBC Finance Corporation

Product	Charge-off Policies and Practices	Nonaccrual Policies and Practices(1)

Credit card(4)	Generally charged-off by the end of the month in which the account becomes six months contractually delinquent.	Interest generally accrues until charge-off.
Private label(4)	Our domestic private label receivable portfolio (excluding retail sales contracts at our Consumer Lending business) was sold to HSBC Bank USA on December 29, 2004. Prior to December 2004, receivables were generally charged-off the month following the month in which the account became nine months contractually delinquent. However, receivables originated through new domestic merchant relationships beginning in the fourth quarter of 2002 were charged off by the end of the month in which the account became six months contractually delinquent.	Interest generally accrues until charge-off, except for retail sales contracts at our Consumer Lending business. Interest income accruals for retail sales contracts are suspended when principal or interest payments are more than three months contractually delinquent. After suspension, interest income is generally recorded as collectible.
Retail sales contracts at our Consumer Lending business generally charge-off the month following the month in which the account becomes nine months contractually delinquent and no payment is received in six months, but in no event to exceed 12 months contractually delinquent.
Personal non-credit card(4)	Generally charged-off the month following the month in which the account becomes nine months contractually delinquent and no payment received in six months, but in no event to exceed 12 months contractually delinquent (except in our discontinued United Kingdom business which did not include a recency factor and, prior to December 31, 2006, may be longer).	Interest income accruals are suspended when principal or interest payments are more than three months contractually delinquent. For PHLs, interest income accruals resume if the receivable becomes less than three months contractually past due. For all other personal non- credit card receivables, interest income is generally recorded as collected.

(1)	For our discontinued United Kingdom business, interest income accruals were suspended when principal or interest payments were more than three months contractually delinquent.

(2)	For our discontinued United Kingdom business, real estate secured carrying values in excess of net realizable value were charged-off at the time of sale.

(3)	Our Auto Finance charge-off policy was changed in December 2006. Prior to December 2006, carrying values in excess of net realizable value were charged-off at the earlier of: a) sale; b) the collateral having been in our possession for more than 90 days; or c) the loan becoming 150 days contractually delinquent. Charge-offs of $24 million were recorded in December 2006 to reflect this policy change. Our Canada business made a similar charge in March 2007. The impact to charge-off was not material.

(4)	For our discontinued United Kingdom business, delinquent MasterCard/Visa accounts (prior to their sale in December 2005) were charged-off the month following the month in which the account became six months contractually delinquent. Delinquent private label receivables in the discontinued United Kingdom were charged-off the month following the month in which the account became nine months contractually delinquent. Retail sales contracts in the discontinued United Kingdom for which bankruptcy notification had been received were charged off after five months of delinquency or in the month received if greater than five months delinquent at that time. For our Canada business,

HSBC Finance Corporation

delinquent private label and personal non credit card receivables are charged off when no payment is received in six months but in no event is an account to exceed 12 months contractually delinquent.

(5)	For our Canada business, interest income accruals on auto loans are suspended and the portion of previously accrued interest expected to be uncollectible is written off when principal payments are more than three months contractually past due and resumed when the receivables become less than three months contractually past due.

Charge-off involving a bankruptcy for our domestic MasterCard and Visa receivables occurs by the end of the month 60 days after notification or 180 days delinquent, whichever is sooner. For auto finance receivables, bankrupt accounts are charged off no later than the end of the month in which the loan becomes 210 days contractually delinquent.

Receivables Sold and Serviced with Limited Recourse and Securitization Related Revenue Prior to July 2004, certain auto finance, MasterCard and Visa and personal non-credit card receivables were securitized and sold to investors with limited recourse. We retained the servicing rights to these receivables. Recourse is limited to our rights to future cash flow and any subordinated interest retained. Upon sale, these receivables were removed from the balance sheet and a gain on sale was recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds include cash received and the present value estimate of future cash flows to be received over the lives of the sold receivables. Future cash flows were based on estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and other factors. The resulting gain was also adjusted by a provision for estimated probable losses under the recourse provisions. This provision and the related reserve for receivables serviced with limited recourse was established at the time of sale to cover all probable credit losses over-the-life of the receivables sold based on historical experience and estimates of expected future performance. The reserves are reviewed periodically by evaluating the estimated future cash flows of each securitized pool to ensure that there is sufficient remaining cash flow to cover estimated future credit losses. Any changes to the estimates for the reserve for receivables serviced with limited recourse are made in the period they become known. Gains on sale net of recourse provisions, servicing income and excess spread relating to securitized receivables are reported in the accompanying consolidated statements of income as securitization revenue.

In connection with these transactions, an interest-only strip receivable was recorded, representing our contractual right to receive interest and other cash flows from our securitization trusts. Our interest-only strip receivables are reported at fair value using discounted cash flow estimates as a separate component of receivables net of our estimate of probable losses under the recourse provisions. Cash flow estimates include estimates of prepayments, the impact of interest rate movements on yields of receivables and securities issued, delinquency of receivables sold, servicing fees and estimated probable losses under the recourse provisions. Unrealized gains and losses are recorded as adjustments to common shareholder’s equity in accumulated other comprehensive income, net of income taxes. Our interest-only strip receivables are reviewed for impairment quarterly or earlier if events indicate that the carrying value may not be recovered. Any decline in the fair value of the interest-only strip receivable which is deemed to be other than temporary is charged against current earnings.

We have also, in certain cases, retained other subordinated interests in these securitizations. Neither the interest-only strip receivables nor the other subordinated interests are in the form of securities.

In order to align our accounting treatment with that of HSBC initially under U.K. GAAP and now under International Financial Reporting Standards (“IFRS”), starting in the third quarter of 2004 we began to structure all new collateralized funding transactions as secured financings. However, because existing public credit card transactions were structured as sales to revolving trusts that require replenishments to support previously issued securities, receivables continued to be sold to these trusts until the revolving periods ended, the last of which occurred in the fourth quarter of 2007.

Properties and Equipment, Net Properties and equipment are recorded at cost, net of accumulated depreciation and amortization. As a result of our acquisition by HSBC, the amortized cost of our properties and equipment was adjusted to fair market value and accumulated depreciation and amortization on a “predecessor” basis was eliminated at the time of the acquisition. For financial reporting purposes, depreciation is provided on a straight-line basis over the estimated useful lives of the assets which generally range from 3 to 40 years. Leasehold

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improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease. Maintenance and repairs are expensed as incurred.

Repossessed Collateral Real estate owned is valued at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and reduced, if necessary. Costs of holding real estate and related gains and losses on disposition are credited or charged to operations as incurred as a component of operating expense. Repossessed vehicles, net of loss reserves when applicable, are recorded at the lower of the estimated fair market value or the outstanding receivable balance.

Insurance Insurance revenues on monthly premium insurance policies are recognized when billed. Insurance revenues on the remaining insurance contracts are recorded as unearned premiums and recognized into income based on the nature and terms of the underlying contracts. Liabilities for credit insurance policies are based upon estimated settlement amounts for both reported and incurred but not yet reported losses. Liabilities for future benefits on annuity contracts and specialty and corporate owned life insurance products are based on actuarial assumptions as to investment yields, mortality and withdrawals.

Intangible Assets Intangible assets consist of purchased credit card relationships and related programs, retail services merchant relationships, other loan related relationships, trade names, technology and customer lists. The trade names are not subject to amortization, as we believe they have indefinite lives. The remaining intangible assets are being amortized over their estimated useful lives either on a straight-line basis or in proportion to the underlying revenues generated. These useful lives range from 5 years for retail services merchant relationships to approximately 10 years for certain loan related relationships. Intangible assets are reviewed for impairment using discounted cash flows annually, or earlier if events indicate that the carrying amounts may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment. Impairment charges, when required, are calculated using discounted cash flows.

Goodwill Goodwill represents the excess purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations. Goodwill is not amortized, but is reviewed for impairment annually using discounted cash flows but impairment may be reviewed earlier if circumstances indicate that the carrying amount may not be recoverable. We consider significant and long-term changes in industry and economic conditions to be our primary indicator of potential impairment.

Derivative Financial Instruments All derivatives are recognized on the balance sheet at their fair value. At the inception of a hedging relationship, we designate the derivative as a fair value hedge, a cash flow hedge, or if the derivative does not qualify in a hedging relationship, a non-hedging derivative. Fair value hedges include hedges of the fair value of a recognized asset or liability and certain foreign currency hedges. Cash flow hedges include hedges of the variability of cash flows to be received or paid related to a recognized asset or liability and certain foreign currency hedges. Changes in the fair value of derivatives designated as fair value hedges, along with the change in fair value on the hedged risk, are recorded in current period earnings.

Changes in the fair value of derivatives designated as cash flow hedges, to the extent effective as a hedge, are recorded in accumulated other comprehensive income and reclassified into earnings in the period during which the hedged item affects earnings. Changes in the fair value of derivative instruments not designated as hedging instruments and ineffective portions of changes in the fair value of hedging instruments are recognized in other revenue as derivative income in the current period. Realized gains and losses as well as changes in the fair value of derivative instruments associated with fixed rate debt we have designated at fair value are recognized in other revenues as Gain on debt designated at fair value and related derivatives in the current period.

For derivative instruments designated as hedges, we formally document all relationships between hedging instruments and hedged items. This documentation includes our risk management objective and strategy for undertaking various hedge transactions, as well as how hedge effectiveness and ineffectiveness will be measured. This process includes linking derivatives to specific assets and liabilities on the balance sheet. We also formally assess, both at the hedge’s inception and on a quarterly basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. This assessment is conducted using statistical regression analysis. When as a result of the quarterly assessment, it is determined that a

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derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting as of the beginning of the quarter in which such determination was made.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. For fair value hedges, the formerly hedged asset or liability will no longer be adjusted for changes in fair value and any previously recorded adjustments to the carrying value of the hedged asset or liability will be amortized in the same manner that the hedged item affects income. For cash flow hedges, amounts previously recorded in accumulated other comprehensive income will be reclassified into income in the same manner that the hedged item affects income.

If the hedging instrument is terminated early, the derivative is removed from the balance sheet. Accounting for the adjustments to the hedged asset or liability or adjustments to accumulated other comprehensive income are the same as described above when a derivative no longer qualifies as an effective hedge.

If the hedged asset or liability is sold or extinguished, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings. The hedged item, including previously recorded mark-to-market adjustments, is derecognized immediately as a component of the gain or loss upon disposition.

Foreign Currency Translation We have foreign subsidiaries located in Canada and, prior to May 2008, in the United Kingdom. The functional currency for each foreign subsidiary is its local currency. Assets and liabilities of these subsidiaries are translated at the rate of exchange in effect on the balance sheet date. Translation adjustments resulting from this process are accumulated in common shareholder’s equity as a component of accumulated other comprehensive income. Income and expenses are translated at the average rate of exchange prevailing during the year.

Effects of foreign currency translation in the statements of cash flows are offset against the cumulative foreign currency adjustment, except for the impact on cash. Foreign currency transaction gains and losses are included in income as they occur.

Stock-Based Compensation We account for all of our stock based compensation awards including share options, restricted share awards and the employee stock purchase plan using the fair value method of accounting under Statement of Financial Accounting Standards No. 123(Revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The fair value of the rewards granted is recognized as expense over the vesting period, generally either three or four years for options and three or five years for restricted share awards. The fair value of each option granted, measured at the grant date, is calculated using a binomial lattice methodology that is based on the underlying assumptions of the Black-Scholes option pricing model.

Compensation expense relating to restricted share awards is based upon the market value of the share on the date of grant.

Income Taxes HSBC Finance Corporation is included in HSBC North America’s consolidated federal income tax return and in various state income tax returns. HSBC Finance Corporation has entered into tax allocation agreements with HSBC North America and its subsidiary entities included in the consolidated return which govern the timing and amount of income tax payments required by the various entities. Generally, such agreements allocate taxes to members of the affiliated group based on the calculation of tax on a separate return basis, adjusted for the utilization or limitation of credits of the consolidated group. In addition, HSBC Finance Corporation files some unconsolidated state tax returns. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect. Investment tax credits generated by leveraged leases are accounted for using the deferral method. Changes in estimates of the basis in our assets and liabilities or other estimates recorded at the date of our acquisition by HSBC are adjusted against goodwill.

Transactions with Related Parties In the normal course of business, we enter into transactions with HSBC and its subsidiaries. These transactions occur at prevailing market rates and terms and include funding arrangements,

HSBC Finance Corporation

derivative execution, purchases and sales of receivables, servicing arrangements, information technology services, item processing and statement processing services, banking and other miscellaneous services.

New Accounting Pronouncements

•	In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 establishes threshold and measurement attributes for financial statement measurement and recognition of tax positions taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 on January 1, 2007 did not have a material impact on our financial position or results of operations. See Note 16, “Income Taxes,” for further discussion of the adoption of FIN 48.

•	In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. We adopted SFAS 157 on January 1, 2007. The adoption of SFAS No. 157 did not have any impact on our financial position or results of operations. See Note 24, “Fair Value Measurements,” for further discussion of SFAS No. 157.

•	In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which creates an alternative measurement method for certain financial assets and liabilities. SFAS No. 159 permits fair value to be used for both the initial and subsequent measurements on a contract-by-contract election, with changes in fair value to be recognized in earnings as those changes occur. This election is referred to as the “fair value option”. SFAS No. 159 also requires additional disclosures to compensate for the lack of comparability that will arise from the use of the fair value option. Effective January 1, 2007, we early adopted SFAS No. 159 for certain issuances of our fixed rate debt in order to align our accounting treatment with that of HSBC under IFRSs. Under IFRSs, an entity can only elect FVO accounting for financial assets and liabilities that meet certain eligibility criteria which are not present under SFAS No. 159. When we elected FVO reporting for IFRSs, in addition to certain fixed rate debt issuances which did not meet the eligibility criteria, there were also certain fixed rate debt issuances for which only a portion of the issuance met the eligibility criteria to qualify for FVO reporting. To align our U.S. GAAP and IFRSs accounting treatment, we have adopted SFAS No. 159 only for the fixed rate debt issuances which also qualify for FVO reporting under IFRSs. The following table presents information about the eligible instruments for which we elected FVO and for which a transition adjustment was recorded.

	Balance Sheet		Balance Sheet
	January 1,		January 1,
	2007		2007
	Prior to		After
	Adoption of	Net Gain (Loss)	Adoption of
	FVO	Upon Adoption	FVO

	(in millions)

Fixed rate debt designated at fair value	$(30,088)	$(855)	$(30,943)

Pre-tax cumulative-effect of adoption of FVO		(855)
Increase in deferred tax asset		317

After-tax cumulative-effect of adoption of FVO adjustment to retained earnings		$(538)

•	In April 2007, the FASB issued FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP 39-1”). FSP 39-1 allows entities that are party to a master netting arrangement to offset the receivable or payable recognized upon payment or receipt of cash collateral against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FASB Interpretation No. 39. The guidance in FSP 39-1 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. Entities are required to recognize the effects of applying FSP 39-1 as a change in accounting principle through retrospective application for all financial statements presented unless it is

HSBC Finance Corporation

impracticable to do so. We adopted FSP 39-1 during the second quarter of 2007 and retroactively applied its requirements to all prior periods as required by FSP 39-1. At December 31, 2007 and December 31, 2006, the fair value of derivatives included in derivative financial assets have been reduced by $3,794 million and $1,164 million, respectively, representing the payable recognized upon receipt of cash collateral for derivative instruments that have been offset under the same master netting arrangement in accordance with FSP 39-1. At December 31, 2007 and December 31, 2006, the fair value of derivatives included in derivative financial liabilities have been reduced by $51 million and $53 million, respectively, representing the receivable recognized upon payment of cash collateral for derivative instruments that have been offset under the same master netting arrangement in accordance with FSP 39-1. The adoption of FSP 39-1 had no impact on our results of operations or our cash flows.

•	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised), “Business Combinations” (“SFAS No. 141(R)”). This replaces the guidance in Statement 141 which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This statement requires an acquirer to recognize all the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at fair value as of the date of acquisition. SFAS No. 141(R) also changes the recognition and measurement criteria for certain assets and liabilities including those arising from contingencies, contingent consideration, and bargain purchases. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

•	In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). This Statement amends ARB 51 and provides guidance on the accounting and reporting of noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires disclosure of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income (loss). This Statement also requires expanded disclosures that identify and distinguish between parent and noncontrolling interests. SFAS No. 160 is effective from fiscal years beginning on or after December 15, 2008. We are currently evaluating the impact that SFAS No. 160 will have on our financial position or results of operations.

•	In February 2008, the FASB issued FASB Staff Position SFAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (FSP SFAS No. 140-3”). Under the new guidance, the initial transfer of a financial asset and subsequent repurchase financing involving the same asset is presumptively to be linked and are considered part of the same arrangement under SFAS No. 140. The initial transfer and subsequent financing transaction will be considered separate transactions under SFAS No. 140 if certain conditions are met. FSP SFAS No. 140-3 is effective for new transactions entered into in fiscal years beginning after November 15, 2008. Early adoption is prohibited. We are currently evaluating the impact of FSP SFAS No. 140-3 on our financial position and results of operations.

•	In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and attempts to improve transparency in financial reporting. SFAS No. 161 requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows. It is effective for fiscal years beginning after November 15, 2008 with early adoption encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. We are currently evaluating the changes required by this statement to our disclosures on derivative investment and hedging activities.

•	In May 2008, FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). The new standard identifies the sources of accounting principles and the framework for applying those principles to financial statements in accordance with U.S. GAAP. The statement corresponds to Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The standard is not intended to cause significant

HSBC Finance Corporation

changes to financial reports. SFAS No. 162 shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of SFAS No. 162 will not have any material impact on our consolidated financial statements.

•	In May 2008, the FASB issued Statement of Financial Accounting Standards No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60” (“SFAS No. 163”). SFAS No. 163 applies to financial guarantee insurance (and reinsurance) contracts issued by enterprises that are included within the scope of paragraph 6 of Statement 60 and that are not accounted for as derivative instruments. It clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claim liabilities. This statement requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. We are currently evaluating the impact that SFAS No. 163 may have on our financial position or results of operations.

3.	Discontinued Operations – United Kingdom

In May 2008, we sold all of the common stock of Household International Europe, the holding company for our United Kingdom operations (“U.K. Operations”) to HSBC Overseas Holdings (UK) Limited (“HOHU”), a subsidiary of HSBC. The sales price was GBP 181 million (equivalent to approximately $359 million). With this sale, our operations are now limited to North America. At the time of the sale, the assets of the U.K. Operations consisted primarily of net receivables of $4.6 billion and the liabilities consisted primarily of amounts due to HSBC affiliates of $3.6 billion. As a result of this transaction, HOHU assumed the liabilities of our U.K. Operations outstanding at the time of the sale. Because the sale was between affiliates under common control, the book value of the investment in our U.K. Operations in excess of the consideration received, which totaled $576 million, will be recorded as a decrease to common shareholder’s equity. Of this amount, $196 million will be reflected as a decrease to additional paid in capital and $380 million will be reflected as a decrease to other comprehensive income, primarily related to foreign currency translation adjustments. As the sale was between affiliates under common control, the related tax loss will be deferred and no current benefit will be taken. Our U.K. Operations were previously reported in the International Segment.

HSBC Finance Corporation

The following summarizes the assets and liabilities of our U.K. Operations at December 31, 2007 and 2006, which are now reported as Assets of discontinued operations and Liabilities of discontinued operations in our consolidated balance sheet.

	December 31,	December 31,
	2007	2006

	(in millions)

Cash	$120	$133
Securities	-	612
Receivables, net of credit loss reserves of $327 million and $220 million, respectively	4,966	5,240
Intangible assets, net	4	4
Goodwill	-	442
Properties and equipment, net	66	67
Other assets	138	300

Assets of discontinued operations	$5,294	$6,798

Commercial paper, bank and other borrowings	$25	$34
Due to affiliates	3,543	4,285
Long term debt	472	391
Insurance policy and claims reserves	-	243
Other liabilities	218	175

Liabilities of discontinued operations	$4,258	$5,128

Prior to the sale of our entire U.K. operations in May 2008, we had disposed of our U.K. insurance operations and our European operations which was part of our U.K. Operations as well as our U.K. credit card business. None of these individual transactions previously qualified for discontinued operations presentation. However, as a result of reclassifying our entire U.K. Operations as discontinued, the results of these previous dispositions are now included in our discontinued operation results for all historical periods. The following summarizes these disposal activities:

•	Sale of U.K. Insurance Operations On November 1, 2007, we sold all of the capital stock of our U.K. insurance operations (“U.K. Insurance Operations”) to Aviva plc and its subsidiaries for an aggregate purchase price of approximately $206 million in cash. The agreement provided for the purchaser to distribute insurance products through our U.K. branch network for which we were to receive commission revenue. The assets consisted primarily of investments of $441 million, unearned credit insurance premiums and claim reserves on consumer receivables of $(111) million and goodwill of $73 million at November 1, 2007. The liabilities consisted primarily of insurance reserves which totaled $207 million at November 1, 2007. Aviva assumed all the liabilities of the U.K. Insurance Operations as a result of this transaction. In the first quarter of 2007, we recorded an adjustment of $31 million as a component of total costs and expenses to record our investment in these operations at the lower of cost or market. In the fourth quarter of 2007 we recorded a loss on sale of $4 million from the true-up of the final purchase price.

•	Sale of European Operations On November 9, 2006, we sold all of the capital stock of our operations in the Czech Republic, Hungary, and Slovakia (the “European Operations”) to a wholly owned subsidiary of HSBC Bank plc (“HBEU”), a U.K. based subsidiary of HSBC, for an aggregate purchase price of approximately $46 million. The assets consisted primarily of $199 million of receivables and goodwill which totaled approximately $13 million at November 9, 2006. The liabilities consisted primarily of debt which totaled $179 million at November 9, 2006. HBEU assumed all the liabilities of the European Operations as a result of this transaction. Because the sale of this business was between affiliates under common control, the premium received in excess of the book value of the stock transferred of $13 million, including the goodwill assigned to this business, was recorded as an increase to additional paid-in capital and was not reflected in earnings.

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•	Sale of U.K. credit card business In December 2005, we sold our U.K. credit card business, including $2.5 billion of receivables, the associated cardholder relationships and the related retained interests in securitized credit card receivables to HSBC Bank plc (“HBEU”), a U.K. based subsidiary of HSBC, for an aggregate purchase price of $3.0 billion. The purchase price, which was determined based on a comparative analysis of sales of other credit card portfolios, was paid in a combination of cash and $261 million of preferred stock issued by a subsidiary of HBEU with a rate of one-year Sterling LIBOR, plus 1.30 percent. In addition to the assets referred to above, the sale also included the account origination platform, including the marketing and credit employees associated with this function, as well as the lease associated with the credit card call center and the related leaseholds and call center employees to provide customer continuity after the transfer as well as to allow HBEU direct ownership and control of origination and customer service. Because the sale of this business was between affiliates under common control, the premium received in excess of the book value of the assets transferred of $182 million, including the goodwill assigned to this business, was recorded as an increase to additional paid in capital and has not been included in earnings.

The following summarizes the operating results of our U.K. Operations for the periods presented:

Year ended December 31,	2007	2006	2005

	(in millions)

Net interest income and other revenues, excluding insurance revenue	$382	$468	$715
Insurance revenue	340	536	561
Provision for credit losses	395	427	458
Policyholder benefits	189	215	215
Loss before income tax benefit	(705)	(172)	(105)
Income tax benefit	(86)	(42)	(37)
Loss from discontinued operations	(619)	(130)	(68)

4.	Business Acquisitions

Acquisition of Solstice Capital Group Inc (“Solstice”) On October 4, 2006 our Consumer Lending business purchased Solstice with assets of approximately $49 million, in an all cash transaction for approximately $50 million. Solstice’s 2007 pre-tax income did not meet the required threshold requiring payment of additional consideration. Solstice markets a range of mortgage and home equity products to customers through direct mail. The results of Solstice are included in our consolidated financial statements beginning October 4, 2006.

Acquisition of Metris Companies Inc.  On December 1, 2005, we acquired the outstanding capital stock of Metris Companies Inc. (“Metris”), a provider of financial products and services to middle market consumers throughout the United States, in an all-cash transaction for $1.6 billion. HSBC Investments (North America) Inc. (“HINO”) made a capital contribution of $1.2 billion to fund a portion of the purchase price. This acquisition expanded our presence in the near-prime credit card market and strengthened our capabilities to serve the full spectrum of credit card customers. The results of Metris are included in our consolidated financial statements beginning December 1, 2005.

The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values at the acquisition date. These preliminary fair values were estimated, in part, based on third party valuation data. Goodwill associated with the Metris acquisition is not tax deductible. In the third quarter of 2006, we made an adjustment to our estimated fair value related to Metris following an adverse judgment in litigation involving Metris that preceded the merger. This adjustment resulted in a net increase to goodwill of approximately $25 million. Since the one-year anniversary of the Metris acquisition was completed during the fourth quarter of 2006, no further acquisition-related adjustments to the purchase price will occur, except for changes in estimates for the tax basis in our assets and liabilities or other tax estimates recorded at the date of the Metris acquisition pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”

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5.	Restructuring Activities

We have completed several specific strategic reviews to ensure that our operations and product offerings continue to provide our customers with the most value-added products and maximize risk adjusted returns to HSBC. When coupled with the unprecedented developments in the mortgage industry in recent months, we have taken specific actions which we believe are in the best interests of our stakeholders and will best position us for long-term success.

Mortgage Services Business Our Mortgage Services business, which is part of our Consumer Segment, has historically purchased non-conforming first and second lien real estate secured loans from a network of unaffiliated third party lenders (i.e. correspondents) based on our underwriting standards. Our Mortgage Services business has included the operations of Decision One Mortgage Company (“Decision One”) which has historically originated mortgage loans sourced by independent mortgage brokers and sold such loans to secondary market purchasers, including Mortgage Services. Early in 2007, we decided to discontinue the correspondent channel acquisitions of our Mortgage Services business and in June 2007 decided to limit Decision One’s activities to the origination of loans primarily for resale to the secondary market operations of our affiliates. As a result of the decision to discontinue correspondent channel acquisitions, we recorded $5 million of one-time termination and other employee benefits, which are included as a component of Salaries and employee benefits in the consolidated statement of income (loss). These severance costs have been fully paid to the affected employees and no further costs resulting from this decision are anticipated.

In the third quarter of 2007, the unprecedented developments in the mortgage lending industry resulted in a marked reduction in the secondary market demand for subprime loans. Management concluded that a recovery of a secondary market for subprime loans was uncertain and at a minimum could not be expected to stabilize in the near term. As a result of the continuing deterioration in the subprime mortgage lending industry, in September 2007, we announced that our Decision One operations would cease. Additionally, we have begun closing our Mortgage Services’ business headquarter offices in Fort Mill, South Carolina. The impact of the decision to close our Decision One operations, when coupled with the previous decision related to discontinuing correspondent channel acquisitions resulted in the impairment of the goodwill allocated to the Mortgage Services business. As a result, in the third quarter of 2007 we recorded a goodwill impairment charge of $881 million which represents all of the goodwill previously allocated to the Mortgage Services business. In addition, we recorded $14 million related to one-time termination and other employee benefits and $25 million of lease termination and associated costs relating to the closing of Decision One, which is included as a component of Occupancy and equipment expense in the consolidated statement of income (loss). The following summarizes the restructure liability in our Mortgage Services business at December 31, 2007:

	One-Time	Lease
	Termination and	Termination
	Other Employee	and Associated
	Benefits	Costs	Total

	(in millions)

Restructuring costs recorded in 2007	$19	$25	$44
Restructuring costs paid during 2007	(13)	(4)	(17)

Restructure liability at December 31, 2007	$6	$21	$27

We currently estimate an additional $3 million of one-time termination and other employee benefits associated with these activities will be recorded during 2008. Additionally in 2007, we recorded an $11 million non-cash charge as a component of Occupancy and equipment expense in the consolidated statement of income (loss) relating to the write-off of certain fixed assets of our Mortgage Services business which could not be used elsewhere in our operations. While our Mortgage Services business is currently operating in a run-off mode, we have not reported this business as a discontinued operation because of our continuing involvement.

Consumer Lending Business In the fourth quarter of 2007, we took several actions in our Consumer Lending business, which is part of our Consumer Segment, to reduce risk including: the discontinuation of the Personal Homeowner Loan product, the elimination of guaranteed direct mail loans to new customers, reduction in loan-to-

HSBC Finance Corporation

value ratios for both first and second lien loans, tightened underwriting criteria for first lien loans and for personal non-credit card loans and eliminated the small volume of ARM loan originations. As these actions will significantly reduce loan origination volumes going forward, we began to evaluate the appropriate scope and geographic distribution of the Consumer Lending branch network and in the fourth quarter of 2007 we decided to reduce the size of the Consumer Lending network to approximately 1,000 branches. The right sizing of the branch network has also resulted in realignment of staffing in our Consumer Lending corporate functions. In 2007, we recorded $8 million of one-time termination and other employee benefits and $17 million of lease termination and associated costs as a result of the branch closures. The following summarizes the restructuring liability in our Consumer Lending business at December 31, 2007:

	One-Time
	Termination and	Lease Termination
	Other Employee	and Associated
	Benefits	Costs	Total

	(in millions)

Restructuring costs recorded in 2007	$8	$17	$25
Restructuring costs paid during 2007	(1)	(3)	(4)

Restructure liability at December 31, 2007	$7	$14	$21

Additionally in 2007, we recorded a $6 million non-cash charge as a component of Occupancy and equipment expense in the consolidated statement of income (loss) relating to the write-off of certain fixed assets in the closed Consumer Lending branches which could not be used elsewhere in our operations. No further costs resulting from this decision are anticipated.

Facility in Carmel, Indiana In the third quarter of 2007, we also decided to close our loan underwriting, processing and collections center in Carmel, Indiana (the “Carmel Facility”) to optimize our facility and staffing capacity given the overall reductions in business volumes. The Carmel Facility provided loan underwriting, processing and collection activities for the operations of our Consumer Lending and Mortgage Services business, both of which are included in our Consumer Segment. The collection activities performed in the Carmel Facility have been redeployed to other facilities in our Consumer Lending business. As a result of the decision to close the Carmel Facility, in 2007 we recorded $5 million of one-time termination and other employee benefits and $2 million of lease termination and associated costs. At December 31, 2007, the outstanding restructure liability related to the closure of the Carmel Facility was $6 million. No further costs resulting from this decision are anticipated.

Canadian Business During the fourth quarter of 2007, we tightened underwriting criteria for various real estate and unsecured products in our Canadian business, which were previously reported in International Segment, which resulted in lower volumes and decided to reduce the mortgage operations in Canada which closed loans sourced through brokers. As a result, we closed 29 branches prior to November 1, 2007. In 2007, we recorded $5 million related to one-time termination and other employee benefits and $8 million of lease termination and associated costs. No further costs resulting from this decision are anticipated. The following summarizes the restructure liability at December 31, 2007 for our Canadian Business:

	One-Time
	Termination and	Lease Termination
	Other Employee	and Associated
	Benefits	Costs	Total

	(in millions)

Restructuring costs recorded in 2007	$5	$8	$13
Restructuring costs paid during 2007	(4)	(4)	(8)

Restructure liability at December 31, 2007	$1	$4	$5

HSBC Finance Corporation

The following table summarizes for all restructuring activities the costs recorded during 2007:

	One-Time
	Termination and	Lease Termination
	Other Employee	and Associated	Fixed Asset
	Benefits	Costs	Write-off	Total

	(in millions)

Restructuring costs recorded in 2007
Mortgage Services	$19	$25	$11	$55
Consumer Lending	8	17	6	31
Carmel Facility	5	2	-	7
Canadian Business	5	8	-	13

	$37	$52	$17	$106

6.	Securities

Securities consisted of the following available-for-sale investments:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	Losses	Value

	(in millions)

Corporate debt securities	$2,173	$18	$(28)	$2,163
Money market funds	194	-	-	194
U.S. government sponsored enterprises(1)	253	2	(2)	253
U.S. government and Federal agency debt securities	37	1	-	38
Non-government mortgage backed securities	208	-	(3)	205
Other	274	1	(9)	266

Subtotal	3,139	22	(42)	3,119
Accrued investment income	33	-	-	33

Total securities available for sale	$3,172	$22	$(42)	$3,152

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2006	Cost	Gains	Losses	Value

	(in millions)

Corporate debt securities	$2,288	$11	$(40)	$2,259
Money market funds	1,051	-	-	1,051
U.S. government sponsored enterprises(1)	369	1	(3)	367
U.S. government and Federal agency debt securities	43	-	(1)	42
Non-government mortgage backed securities	271	-	-	271
Other	296	-	(3)	293

Subtotal	4,318	12	(47)	4,283
Accrued investment income	36	-	-	36

Total securities available for sale	$4,354	$12	$(47)	$4,319

(1)	Includes primarily mortgage-backed securities issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

HSBC Finance Corporation

Proceeds from the sale of available-for-sale investments totaled approximately $.2 billion in 2007, $.5 billion in 2006 and $.4 billion in 2005. We realized gross gains of $1 million in 2007, $125 million in 2006 and $12 million in 2005. We realized gross losses of $2 million in 2007, $2 million in 2006 and $12 million in 2005.

Money market funds at December 31, 2006 include $854 million which is restricted for the sole purpose of paying down certain secured financings at the established payment date. There were no restricted money market funds at December 31, 2007.

A summary of gross unrealized losses and related fair values as of December 31, 2007 and 2006, classified as to the length of time the losses have existed are presented in the following tables:

	Less than One Year			Greater than One Year
	Number	Gross	Aggregate	Number	Gross	Aggregate
	of	Unrealized	Fair Value of	of	Unrealized	Fair Value of
December 31, 2007	Securities	Losses	Investments	Securities	Losses	Investments

	(dollars are in millions)

Corporate debt securities	146	$(8)	$445	340	$(20)	$798
U.S. government sponsored enterprises	3	- (1)	15	38	(2)	75
U.S. government and Federal agency debt securities	-	-	-	4	- (1)	9
Non-government mortgage	8	(1)	52	9	(2)	32
Other	46	(9)	79	35	- (1)	94

	Less than One Year				Greater than One Year
	Number	Gross		Aggregate	Number	Gross	Aggregate
	of	Unrealized		Fair Value of	of	Unrealized	Fair Value of
December 31, 2006	Securities	Losses		Investments	Securities	Losses	Investments

	(dollars are in millions)

Corporate debt securities	126	$(6)		$371	511	$(34)	$1,178
U.S. government sponsored enterprises	30	-	(1)	101	43	(3)	149
U.S. government and Federal agency debt securities	8	-	(1)	21	20	(1)	16
Non-government mortgage	10	-	(1)	60	9	-	7
Other	16	-	(1)	57	52	(3)	173

(1)	Less than $500 thousand.

The gross unrealized losses on our securities available for sale have remained relatively stable in 2007 as decreases in interest rates during the year were largely offset by the impact of wider credit spreads. The contractual terms of these securities do not permit the issuer to settle the securities at a price less than the par value of the investment. Since substantially all of these securities are rated A- or better, and because we have the ability and intent to hold these investments until maturity or a market price recovery, these securities are not considered other-than temporarily impaired.

The amortized cost of our securities available for sale was adjusted to fair market value at the time of the merger with HSBC. See Note 24, “Fair Value Measurements,” for further discussion of the relationship between the fair value of our assets and liabilities.

HSBC Finance Corporation

Contractual maturities of and yields on investments in debt securities for those with set maturities were as follows:

	At December 31, 2007
	Due	After 1	After 5
	Within	but Within	but Within	After
	1 Year	5 Years	10 Years	10 Years	Total

	(dollars are in millions)

Corporate debt securities:
Amortized cost	$463	$875	$248	$587	$2,173
Fair value	462	880	247	574	2,163
Yield(1)	4.90%	4.74%	5.07%	5.52%	5.02%
U.S. government sponsored enterprises:
Amortized cost	$15	$10	$55	$173	$253
Fair value	15	9	55	174	253
Yield(1)	3.31%	6.17%	5.19%	5.06%	5.03%
U.S. government and Federal agency debt securities:
Amortized cost	$11	$3	$12	$11	$37
Fair value	11	4	12	11	38
Yield(1)	3.89%	4.86%	4.32%	4.69%	4.36%

(1)	Computed by dividing annualized interest by the amortized cost of respective investment securities.

7.	Receivables and Receivables Held for Sale

Receivables and receivables held for sale consisted of the following:

At December 31,	2007	2006

	(in millions)

Real estate secured	$86,638	$94,358
Auto finance	13,257	12,504
Credit card	30,390	27,714
Private label	1,579	1,176
Personal non-credit card	18,845	18,942
Commercial and other	144	181

Total receivables	150,853	154,875
HSBC acquisition purchase accounting fair value adjustments	(76)	(64)
Accrued finance charges	2,493	2,162
Credit loss reserve for owned receivables	(10,577)	(6,366)
Unearned credit insurance premiums and claims reserves	(286)	(258)
Interest-only strip receivables	-	6
Amounts due and deferred from receivable sales	2	51

Total receivables, net	$142,409	$150,406

Real estate secured receivables held for sale	$80	$1,741

HSBC acquisition purchase accounting fair value adjustments represent adjustments which have been “pushed down” to record our receivables at fair value at the date of acquisition by HSBC.

Loans held for sale to external parties in our Mortgage Services business net of the underlying valuation allowance totaled $71 million at December 31, 2007 and $1.7 billion at December 31, 2006. Our Consumer Lending business

HSBC Finance Corporation

had loans held for sale net of the underlying valuation allowance totaling $9 million at December 31, 2007 and $32 million at December 31, 2006 relating to its subsidiary, Solstice Capital Group Inc. (“Solstice”). Loans held for sale are included in receivables and carried at the lower of cost or market.

In November 2006, we acquired $2.5 billion of real estate secured receivables from Champion Mortgage (“Champion”) a division of KeyBank, N.A. and as part of our acquisition of Metris on December 1, 2005, we acquired $5.3 billion of receivables. These receivables acquired were subject to the requirements of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) to the extent there was evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that all contractually required payments would not be collected and that the associated line of credit had been closed. The carrying amount of Champion real estate secured receivables subject to the requirements of SOP 03-3 was $73 million at December 31, 2007 and $116 million at December 31, 2006 and is included in the real estate secured receivables in the table above. The outstanding contractual balance of these receivables was $92 million at December 31, 2007 and $143 million at December 31, 2006. At December 31, 2007, no credit loss reserve for the acquired receivables subject to SOP 03-3 has been established as there has been no decrease to the expected future cash flows since the acquisition. There was a reclassification to accretable yield from non-accretable difference during 2007 representing an increase to the estimated cash flows to be collected on the underlying Champion portfolio.

As part of our acquisition of Metris on December 1, 2005, we acquired $5.3 billion of receivables. The carrying amount of the credit card receivables which were subject to SOP 03-3 was $105 million at December 31, 2007 and $223 million at December 31, 2006 and is included in the credit card receivables in the table above. The outstanding contractual balance of these receivables was $159 million at December 31, 2007 and $334 million at December 31, 2006. At December 31, 2007, no credit loss reserve for the acquired receivables subject to SOP 03-3 has been established as there has been no decrease to the expected future cash flows since the acquisition. There was a reclassification to accretable yield from non-accretable difference during 2007 and 2006. This reclassification from non-accretable difference represents an increase to the estimated cash flows to be collected on the underlying Metris portfolio.

The following summarizes the accretable yield on Metris and Champion receivables at December 31, 2007 and 2006:

Year ended December 31,	2007	2006

	(in millions)

Accretable yield at beginning of period	$(76)	$(122)
Accretable yield additions during the period	-	(19)
Accretable yield amortized to interest income during the period	49	100
Reclassification from non-accretable difference	(9)	(35)

Accretable yield at end of period	$(36)	$(76)

Real estate secured receivables are comprised of the following:

At December 31,	2007	2006

	(in millions)

Real estate secured:
Closed-end:
First lien	$71,362	$76,257
Second lien	11,748	13,335
Revolving:
First lien	436	556
Second lien	3,092	4,210

Total real estate secured receivables	$86,638	$94,358

HSBC Finance Corporation

Receivables in our Canadian operations were as follows:

As of December 31,	2007	2006	2005

Real estate secured	$2,257	$1,766	$1,380
Auto finance	358	311	270
Credit card	299	215	147
Private label	1,433	887	834
Personal non-credit card	800	697	607
Commercial and other	-	-	-

Total	$5,147	$3,876	$3,238

Canadian receivables represented 3 percent of receivables at December 31, 2007 and December 31, 2006, respectively.

Receivables serviced with limited recourse consisted of the following:

At December 31,	2007	2006

	(in millions)

Auto finance	$-	$271
Credit card	124	500
Personal non-credit card	-	178

Total	$124	$949

We maintain facilities with third parties which provide for the securitization or secured financing of receivables on both a revolving and non-revolving basis totaling $17.4 billion, of which $11.2 billion were utilized at December 31, 2007. The amount available under these facilities will vary based on the timing and volume of public securitization or secured financing transactions and our general liquidity plans.

Contractual maturities of our receivables were as follows:

At December 31, 2007	2008	2009	2010	2011	2012	Thereafter	Total

	(in millions)

Real estate secured	$663	$458	$404	$432	$646	$84,035	$86,638
Auto finance	3,287	2,960	2,616	2,163	1,501	730	13,257
Credit card	24,057	4,587	1,227	356	110	53	30,390
Private label	955	144	143	171	166	0	1,579
Personal non-credit card	2,287	1,490	2,603	4,358	4,344	3,763	18,845
Commercial and other	0	0	20	52	0	72	144

Total	$31,249	$9,639	$7,013	$7,532	$6,767	$88,653	$150,853

A substantial portion of consumer receivables, based on our experience, will be renewed or repaid prior to contractual maturity. The above maturity schedule should not be regarded as a forecast of future cash collections.

HSBC Finance Corporation

The following table summarizes contractual maturities of receivables due after one year by repricing characteristic:

	Over 1
	But Within	Over
At December 31, 2007	5 Years	5 Years

	(in millions)

Receivables at predetermined interest rates	$25,011	$70,107
Receivables at floating or adjustable rates	5,940	18,546

Total	$30,951	$88,653

Nonaccrual consumer receivables totaled $7.5 billion (including $108 million relating to our Canadian operations) at December 31, 2007 and $4.6 billion (including $73 million relating to our Canadian operations) at December 31, 2006. Interest income that would have been recorded if such nonaccrual receivables had been current and in accordance with contractual terms was approximately $938 million (including $22 million relating to our Canadian operations) in 2007 and $596 million (including $15 million relating to our Canadian operations) in 2006. Interest income that was included in finance and other interest income prior to these loans being placed on nonaccrual status was approximately $500 million (including $10 million relating to our Canadian operations) in 2007 and $310 million (including $7 million relating to our Canadian operations) in 2006. For an analysis of reserves for credit losses, see our “Analysis of Credit Loss Reserves Activity” in Management’s Discussion and Analysis and Note 8, “Credit Loss Reserves.”

HSBC Finance Corporation

Provision for credit losses on consumer loans for which we have modified the terms of the loan as part of a troubled debt restructuring (“TDR Loans”) are determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”). Interest income on TDR Loans is recognized in the same manner as loans which are not TDRs. The following table presents information about our TDR Loans:

At December 31,	2007	2006

	(in millions)

TDR Loans(1):
Real estate secured:
Mortgage Services	$1,531	$107
Consumer Lending	730	634
Foreign and all other	67	48

Total real estate secured	2,328	789
Auto finance	144	176
Credit card	329	308
Private label	5	7
Personal non-credit card	500	404
Commercial and other	-	1

Total TDR Loans	$3,306	$1,685

Credit loss reserves for TDR Loans:
Real estate secured:
Mortgage Services	$84	$16
Consumer Lending	65	55
Foreign and all other	9	9

Total real estate secured	158	80
Auto finance	29	41
Credit card	56	62
Private label	1	2
Personal non-credit card	88	96
Commercial and other	-	1

Total credit loss reserves for TDR Loans(2)	$332	$282

Year ended December 31,	2007	2006	2005

	(in millions)

Average balance of TDR Loans(1)	$2,373	$1,548	$1,549
Interest income recognized on TDR Loans(1)	151	83	85

(1)	At December 31, 2007 and 2006 none of our receivables held for sale were considered to be TDR loans.

(2)	Included in credit loss reserves.

Interest-only strip receivables are reported net of our estimate of probable losses under the recourse provisions for receivables serviced with limited recourse. Reductions to our interest-only strip receivables in 2007 reflect the impact of reduced securitization levels, including our decision in 2004 to structure new collateralized funding transactions as secured financings.

Amounts due and deferred from receivable sales include assets established for certain receivable sales, including funds deposited in spread accounts, and net customer payments due from (to) the securitization trustee.

HSBC Finance Corporation

We issued securities backed by dedicated home equity loan receivables of $3.3 billion in 2007 and $4.8 billion in 2006. We issued securities backed by dedicated auto finance loan receivables of $1.6 billion in 2007 and $2.8 billion in 2006. We issued securities backed by dedicated credit card receivables of $4.2 billion in 2007 and $4.8 billion in 2006. We issued securities backed by dedicated personal non-credit card receivables of $1.3 billion in 2007. For accounting purposes, these transactions were structured as secured financings, therefore, the receivables and the related debt remain on our balance sheet. Additionally, as part of the Metris acquisition in 2005, we assumed $4.6 billion of securities backed by credit card receivables which were accounted for as secured financings. Real estate secured receivables included closed-end real estate secured receivables totaling $10.5 billion at December 31, 2007 and $9.7 billion at December 31, 2006 that secured the outstanding debt related to these transactions. Auto finance receivables totaling $4.9 billion at December 31, 2007 and $6.0 billion at December 31, 2006 secured the outstanding debt related to these transactions. Credit card receivables totaling $11.5 billion at December 31, 2007 and $8.9 billion at December 31, 2006 secured the outstanding debt related to these transactions. Personal non-credit card receivables of $4.0 billion at December 31, 2007 and $3.5 billion at December 31, 2006 secured the outstanding debt related to these transactions.

8.	Credit Loss Reserves

An analysis of credit loss reserves for continuing operations was as follows:

At December 31,	2007	2006	2005

	(in millions)

Credit loss reserves at beginning of period	$6,366	$4,323	$3,408
Provision for credit losses	10,632	6,137	4,084
Charge-offs	(7,189)	(4,691)	(3,699)
Recoveries	770	598	389
Other, net	(2)	(1)	141

Credit loss reserves at end of period	$10,577	$6,366	$4,323

Further analysis of credit quality and credit loss reserves is presented in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-K under the caption “Credit Quality.”

9.	Asset Securitizations

We have sold receivables in various securitization transactions. We continue to service and receive servicing fees on the outstanding balance of these securitized receivables. We also retain rights to future cash flows arising from these receivables after the investors receive their contractual return. We have also, in certain cases, retained other subordinated interests in these securitizations. These transactions result in the recording of an interest-only strip receivable which represents the value of the future residual cash flows from securitized receivables. The investors and the securitization trusts have only limited recourse to our assets for failure of debtors to pay. That recourse is limited to our rights to future cash flow and any subordinated interest we retain. Servicing assets and liabilities are not recognized in conjunction with our securitizations since we receive adequate compensation relative to current market rates to service the receivables sold. See Note 2, “Summary of Significant Accounting Policies,” for further discussion on our accounting for interest-only strip receivables.

In the third quarter of 2004, we began to structure all new collateralized funding transactions as secured financings. However, because existing public credit card transactions were structured as sales to revolving trusts that require replenishments of receivables to support previously issued securities, receivables continued to be sold to these trusts until the revolving periods ended, the last of which occurred in September of 2007. Our remaining securitized receivable credit card trust began its amortization period in October 2007 and was completely amortized in January 2008.

Securitization related revenue includes income associated with the current and prior period securitization of receivables with limited recourse structured as sales. Such income includes gains on sales, net of our estimate of

HSBC Finance Corporation

probable credit losses under the recourse provisions, servicing income and excess spread relating to those receivables.

Securitization related revenue is summarized in the table below:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

Net initial gains	$-	$-	$-
Net replenishment gains(1)	24	30	134
Servicing revenue and excess spread	46	137	60

Total securitization related revenue	$70	$167	$194

(1)	Net replenishment gains reflect inherent recourse provisions of $18 million in 2007, $41 million in 2006 and $236 million in 2005.

Certain securitization trusts, such as credit cards, are established at fixed levels and require frequent sales of new receivables into the trust to replace receivable run-off. These replenishments totaled $1.5 billion in 2007, $2.5 billion in 2006 and $8.8 billion in 2005.

Cash flows received from securitization trusts were as follows:

			Personal
	Auto	Credit	Non-Credit
Year ended December 31,	Finance	Card	Card	Total

2007
Servicing fees received	$3	$10	$1	$14
Other cash flow received on retained interests(1)	44	50	-	94
2006
Servicing fees received	$16	$22	$10	$48
Other cash flow received on retained interests(1)	97	108	18	223
2005
Servicing fees received	$45	$94	$46	$185
Other cash flow received on retained interests(1)	40	229	50	319

(1)	Other cash flows include all cash flows from interest-only strip receivables, excluding servicing fees.

At December 31, 2007, the sensitivity of the current fair value of the interest-only strip receivables to an immediate 10 percent and 20 percent unfavorable change in assumptions used to measure the fair value would be less than $100 thousand. These sensitivities are hypothetical and the effect of a variation in a particular assumption on the fair value of the residual cash flow is calculated independently from any change in another assumption. In reality, changes in one factor may contribute to changes in another (for example, increases in market interest rates may result in lower prepayments) which might magnify or counteract the sensitivities.

HSBC Finance Corporation

Receivables (receivables and receivables held for sale) and two-month-and-over contractual delinquency for our owned and serviced with limited recourse receivables were as follows:

	2007		2006
	Receivables	Delinquent	Receivables	Delinquent
At December 31,	Outstanding	Receivables	Outstanding	Receivables

	(dollars are in millions)

Owned receivables:
Real estate secured	$86,718	7.37%	$96,099	3.60%
Auto finance	13,257	3.67	12,504	3.18
Credit card	30,390	5.77	27,714	4.57
Private label	1,579	4.66	1,176	6.82
Personal non-credit card	18,845	14.29	18,942	9.84
Other(1)	13	-	15	3.01

Total consumer	150,802	7.56	156,450	4.53
Commercial	131	-	166	-

Total owned receivables	$150,933	7.55%	$156,616	4.52%

Receivables serviced with limited recourse:
Auto finance	$-	-%	$271	6.64%
Credit card	124	2.42	500	2.00
Personal non-credit card	-	-	178	14.61

Total receivables serviced with limited recourse	$124	2.42%	$949	5.69%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios.

Average receivables (average receivables and receivables held for sale) and net charge-offs for our owned and serviced with limited recourse receivables were as follows:

	2007		2006
	Average	Net	Average	Net
Year ended December 31,	Receivables	Charge-offs	Receivables	Charge-offs

	(dollars are in millions)

Owned receivables:
Real estate secured	$91,879	2.34%	$90,656	1.00%
Auto finance	12,901	4.10	11,660	3.67
Credit card	28,646	7.28	25,065	5.56
Private label	1,257	6.02	1,195	5.99
Personal non-credit card	19,101	8.24	17,785	7.23
Other(1)	14	1.70	18	1.28

Total consumer	153,798	4.17	146,379	2.79
Commercial	140	-	177	.43

Total owned receivables	$153,938	4.17%	$146,556	2.79%

Receivables serviced with limited recourse:
Auto finance	$139	6.47%	$720	10.28%
Credit card	452	3.98	974	3.49
Personal non-credit card	42	7.14	498	9.24

Total receivables serviced with limited recourse	$633	4.74%	$2,192	7.03%

(1)	Includes our liquidating legacy first and reverse mortgage portfolios.

HSBC Finance Corporation

10.	Properties and Equipment, net

	At December 31,		Depreciable
	2007	2006	Life

	(in millions)

Land	$15	$19	-
Buildings and improvements	211	269	10-40 years
Furniture and equipment	353	322	3-10

Total	579	610
Accumulated depreciation and amortization	230	251

Properties and equipment, net	$349	$359

Depreciation and amortization expense for continuing operations totaled $107 million in 2007 and in 2006 and $115 million in 2005.

11.	Intangible Assets

Intangible assets consisted of the following:

		Impairment	Accumulated	Carrying
December 31, 2007	Gross	Charges	Amortization	Value

	(in millions)

Purchased credit card relationships and related programs	$1,736	-	$717	$1,019
Retail services merchant relationships	270	-	257	13
Other loan related relationships	333	158	169	6
Trade names	700	700	-	-
Technology, customer lists and other contracts	282	-	217	65

Total	$3,321	$858	$1,360	$1,103

		Impairment	Accumulated	Carrying
December 31, 2006	Gross	Charges	Amortization	Value

	(in millions)

Purchased credit card relationships and related programs	$1,736	-	$580	$1,156
Retail services merchant relationships	270	-	203	67
Other loan related relationships	333	-	135	198
Trade names	700	-	-	700
Technology, customer lists and other contracts	282	-	189	93

Total	$3,321	$-	$1,107	$2,214

During the third quarter of 2007, we completed our annual impairment test of intangible assets. As a result of our testing, we determined that the fair value of each intangible asset exceeded its carrying value. Therefore we concluded that none of our intangible assets were impaired.

As a result of the changes in the business climate, including the subprime marketplace conditions and changes to our product offerings and business strategies completed through the fourth quarter of 2007, we performed an interim impairment test for the Consumer Lending HFC and Beneficial tradenames and customer relationships associated with the HSBC acquisition. As a result of these tests, we concluded that the carrying value of the tradenames and customer relationship intangibles exceeded their fair value and recorded an impairment charge of $858 million in the fourth quarter of 2007 representing all of the remaining value assigned to these intangibles and allocated to the Consumer Lending business.

HSBC Finance Corporation

Weighted-average amortization periods for our intangible assets as of December 31, 2007 were as follows:

(in months)

Purchased credit card relationships and related programs	106
Retail services merchant relationships	60
Other loan related relationships	62
Technology, customer lists and other contracts	85

Intangible amortization expense for continuing operations totaled $253 million in 2007, $269 million in 2006 and $294 million in 2005.

The trade names are not subject to amortization as we believe they have indefinite lives. The remaining acquired intangibles are being amortized as applicable over their estimated useful lives either on a straight-line basis or in proportion to the underlying revenues generated. These useful lives range from 5 years for retail services merchant relationships to approximately 10 years for certain loan related relationships. Our purchased credit card relationships are being amortized to their estimated residual values of $162 million as of December 31, 2007.

Estimated amortization expense associated with our intangible assets for each of the following years is as follows:

Year ending December 31,	(in millions)

2008	$181
2009	168
2010	146
2011	139
2012	136
Thereafter	172

12.	Goodwill

Goodwill balances associated with our foreign businesses will change from period to period due to movements in foreign exchange. Changes in estimates of the tax basis in our assets and liabilities or other tax estimates recorded at the date of our acquisition by HSBC or our acquisition of Metris are adjusted against goodwill pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”

Changes in the carrying amount of goodwill for continuing operations are as follows:

	2007	2006

	(in millions)

Balance at beginning of year	$6,568	$6,612
Adjustment to Metris purchase price	-	21
Acquisitions – 2006 Solstice	-	46
Goodwill impairment related to the Mortgage Services business	(881)	-
Goodwill impairment related to the Consumer Lending business	(2,462)	-
Goodwill impairment related to the Auto Finance business	(312)	-
Change in estimate of the tax basis of assets and liabilities recorded in the HSBC acquisition	(115)	(99)
Change in estimate of the tax basis of assets and liabilities recorded in the Metris acquisition	-	(13)
Impact of foreign currency translation	29	1

Balance at end of year	$2,827	$6,568

HSBC Finance Corporation

Goodwill established as a result of our acquisition by HSBC has not been allocated to or included in the reported results of our reportable segments as the acquisition by HSBC was outside of the ongoing operational activities of our reportable segments. This is consistent with management’s view of our reportable segment results. Goodwill relating to acquisitions, such as Metris and Solstice are included in the reported respective segment results as these acquisitions specifically related to the operations and is consistent with management’s view of the segment results. See Note 22, “Business Segments,” for further information on goodwill by reportable segment.

During the third quarter of 2007, we completed our annual impairment test of goodwill. For purposes of this test, we assign the goodwill to our reporting units (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142”)). As discussed in Note 5, “Restructuring Activities”, in the third quarter of 2007 we recorded a goodwill impairment charge of $881 million which represents all of the goodwill allocated to our Mortgage Services business. With the exception of our Mortgage Services business, the fair value of each of the reporting units to which goodwill was assigned exceeded its carrying value including goodwill. Therefore at the completion of our annual goodwill impairment test, we concluded that none of the remaining goodwill was impaired. Goodwill is reviewed for impairment in interim periods if the circumstances indicate that the carrying amount assigned to a reporting unit may not be recoverable.

As a result of the strategic reviews and restructuring activities which occurred during the fourth quarter of 2007 we have performed interim goodwill impairment tests for the businesses where we believe significant changes in the business climate have occurred as required by SFAS No. 142. These tests revealed that the business climate changes, including changes in subprime marketplace conditions when coupled with the changes to our product offerings and business strategies completed through the fourth quarter of 2007, have resulted in an impairment of all goodwill allocated to our Consumer Lending (which includes Solstice) and Auto Finance businesses. Therefore, we recorded an impairment charge in the fourth quarter of 2007 of $2,462 million relating to our Consumer Lending business and $312 million relating to our Auto Finance business which represents all of the goodwill allocated to these businesses. For all other continuing businesses, the fair value of each of these reporting units continues to exceed its carrying value including goodwill.

With respect to our discontinued U.K. Operations, during the fourth quarter of 2007 we recorded an impairment charge of $378 million representing all of the goodwill allocated to our U.K. Operations. This goodwill impairment charge is included as a component of Income (loss) from Discontinued Operations in our consolidated statement of income (loss). Previously, we had reduced the goodwill balance allocated to our U.K. Operations by $73 million in the first quarter of 2007 and $13 million in 2006 as a result of the sale of our U.K. Insurance Operations and European Operations, respectively, which amounts are also included as components of Income (loss) from Discontinued Operations.

See Note 24, “Fair Value Measurements,” for a description of the methodology used to determine the fair value of our reporting units.

HSBC Finance Corporation

13.	Commercial Paper, Bank and Other Borrowings

	Commercial	Bank and Other
	Paper	Borrowings	Total

	(in millions)

2007
Balance	$8,396	$3	$8,399
Highest aggregate month-end balance			16,371
Average borrowings	10,987	4	10,991
Weighted-average interest rate:
At year-end	4.8%	3.0%	4.8%
Paid during year	5.5	8.0	5.5
2006
Balance	$11,012	$9	$11,021
Highest aggregate month-end balance			16,815
Average borrowings	12,344	227	12,571
Weighted-average interest rate:
At year-end	5.3%	3.7%	5.3%
Paid during year	5.0	4.3	4.9
2005
Balance	$11,360	$40	$11,400
Highest aggregate month-end balance			14,803
Average borrowings	11,877	39	11,916
Weighted-average interest rate:
At year-end	4.2%	4.4%	4.2%
Paid during year	3.4	3.3	3.4

Commercial paper included obligations of our Canadian operations of $673 million at December 31, 2007, $223 million at December 31, 2006 and $442 million at December 31, 2005. Bank and other borrowings included obligations of our Canadian operations of $1 million at December 31, 2007, 2006 and 2005.

Interest expense for commercial paper, bank and other borrowings totaled $608 million in 2007, $603 million in 2006 and $400 million in 2005.

We maintain various bank credit agreements primarily to support commercial paper borrowings. We had committed back-up lines and other bank lines of $11.8 billion at December 31, 2007 and 2006, including $2.5 billion with HSBC and subsidiaries at December 31, 2007 and 2006. Formal credit lines are reviewed annually and expire at various dates through 2010. Borrowings under these lines generally are available at a surcharge over LIBOR. The most restrictive financial covenant contained in the back-up line agreements that could restrict availability is an obligation to maintain a minimum shareholder’s(s’) equity plus the outstanding trust preferred stock of $11.0 billion. At December 31, 2007, minimum shareholder’s(s’) equity balance plus outstanding trust preferred stock was $15.4 billion which is substantially above the required minimum balance. In 2008, $3.0 billion of back-up lines from third parties are scheduled to expire. Annual commitment fee requirements to support availability of these lines at December 31, 2007 and 2006 totaled $8 million and included $1 million for the HSBC lines.

With respect to our discontinued U.K. Operations, at December 31, 2007 and 2006 we had a revolving credit facility from HBEU to fund our operations in the U.K. of $5.7 billion and $5.2 billion, respectively. Our U.K. subsidiary had drawn $3.5 billion at December 31, 2007 and $4.3 billion at December 31, 2006 on its revolving credit facility which are included in Liabilities of discontinued operations for both periods. As a result of the sale of our U.K. Operations in May 2008, this credit facility was assumed by HOHU.

HSBC Finance Corporation

14.	Long Term Debt (With Original Maturities Over One Year)

Long term debt (with original maturities over one year) consisted of the following:

At December 31,	2007	2006

	(in millions)

Senior Debt
Fixed rate:
8.875% Adjustable Conversion-Rate Equity Security Units	$542	$542
Secured financings:
3.00% to 3.99%; due 2008	100	195
4.00% to 4.99%; due 2008 to 2010	762	1,312
5.00% to 5.99%; due 2008 to 2012	3,632	3,956
Other fixed rate senior debt(1):
2.40% to 3.99%; due 2008 to 2032	633	1,235
4.00% to 4.99%; due 2008 to 2032	17,405	15,516
5.00% to 5.49%; due 2008 to 2032	12,957	12,417
5.50% to 5.99%; due 2008 to 2024	10,116	11,371
6.00% to 6.49%; due 2008 to 2033	8,485	9,659
6.50% to 6.99%; due 2008 to 2033	6,299	5,555
7.00% to 7.49%; due 2008 to 2032	2,307	2,925
7.50% to 7.99%; due 2008 to 2032	2,959	4,950
8.00% to 9.00%; due 2008 to 2013	1,291	1,263
Variable interest rate:
Secured financings – 4.92% to 7.38%; due 2008 to 2018	18,692	16,364
Other variable interest rate senior debt – 2.16% to 6.99%; due 2008 to 2018	35,728	38,354
Junior Subordinated Notes Issued to Capital Trusts	1,031	1,031
Unamortized Discount	(150)	(377)
HSBC Acquisition Purchase Accounting Fair Value Adjustments	224	1,079

Total long term debt	$123,013	$127,347

(1)	Includes $32.9 billion of fixed rate debt carried at fair value.

HSBC acquisition purchase accounting fair value adjustments represent adjustments which have been “pushed down” to record our long term debt at fair value at the date of our acquisition by HSBC.

Secured financings of $23.2 billion at December 31, 2007 are secured by $30.9 billion of real estate secured, auto finance, credit card and personal non-credit card receivables. Secured financings of $21.8 billion at December 31, 2006 are secured by $28.1 billion of real estate secured, auto finance, credit card and personal non-credit card receivables.

At December 31, 2007, long term debt included carrying value adjustments relating to derivative financial instruments which decreased the debt balance by $.1 billion and a foreign currency translation adjustment relating to our foreign denominated debt which increased the debt balance by $4.4 billion. At December 31, 2006, long term debt included carrying value adjustments relating to derivative financial instruments which decreased the debt balance by $1.3 billion and a foreign currency translation adjustment relating to our foreign denominated debt which increased the debt balance by $2.4 billion.

Long term debt (with original maturities over one year) at December 31, 2007 includes $32.9 billion of fixed rate debt accounted for under FVO. We have not elected FVO for $34.6 billion of fixed rate debt currently carried on our balance sheet within long term debt. Fixed rate debt accounted for under FVO at December 31, 2007 has an

HSBC Finance Corporation

aggregate unpaid principal balance of $33.2 billion which includes a foreign currency translation adjustment relating to our foreign denominated FVO debt which increased the debt balance by $.5 billion. The fair value of the fixed rate debt accounted for under FVO is determined by a third party and includes the full market price (credit and interest rate impact) based on observable market data. See Note 24, “Fair Value Measurements,” for a description of the methods and significant assumptions used to estimate the fair value of our fixed rate debt accounted for under FVO. The adoption of FVO has impacted the way we report realized gains and losses on the swaps associated with this debt which previously qualified as effective hedges under SFAS No. 133. Upon the adoption of SFAS No. 159 for certain fixed rate debt, we eliminated hedge accounting on these swaps and, as a result, realized gains and losses are no longer reported in interest expense but instead are reported as “Gain on debt designated at fair value and related derivatives” within other revenues.

In 2007, we recorded a net gain from fair value changes on our fixed rate debt accounted for under FVO of $622 million which is included in “Gain on debt designated at fair value and related derivatives” as a component of other revenues in the consolidated statement of income (loss). “Gain on debt designated at fair value and related derivatives” in the consolidated statement of income (loss) also includes the mark-to-market adjustment on derivatives related to the debt designated at fair value as well as net realized gains or losses on these derivatives. The components of “Gain on debt designated at fair value and related derivatives” are as follows:

Year ended December 31,	2007

Interest rate component	$(994)
Credit risk component	1,616

Total mark-to-market on debt designated at fair value	622
Mark-to-market on the related derivatives	971
Net realized losses on the related derivatives	(318)

Gain on debt designated at fair value and related derivatives	$1,275

The movement in the fair value reflected in “Gain on debt designated at fair value and related derivatives” includes the effect of credit spread changes and interest rate changes, including any ineffectiveness in the relationship between the related swaps and our debt. As credit spreads narrow, accounting losses are booked and the reverse is true if credit spreads widen. Differences arise between the movement in the fair value of our debt and the fair value of the related swap due to the different credit characteristics. The size and direction of the accounting consequences of such changes can be volatile from period to period but do not alter the cash flows intended as part of the documented interest rate management strategy.

The changes in the interest rate component reflect a decrease in the LIBOR curve since January 1, 2007. Changes in the credit risk component of the debt were significant during 2007 due to a general widening of credit spreads across all domestic bond market sectors as well as the general lack of liquidity in the secondary bond market in the second half of 2007.

Weighted-average interest rates on long term debt were 5.2 percent at December 31, 2007 and 5.5 percent at December 31, 2006 (excluding HSBC acquisition purchase accounting adjustments). Interest expense for long term debt was $6.5 billion in 2007, $5.8 billion in 2006 and $3.6 billion in 2005. The most restrictive financial covenant contained in the back-up line agreements that could restrict availability is an obligation to maintain a minimum shareholder’s(s’) equity plus the outstanding trust preferred stock of $11.0 billion. At December 31, 2007, minimum shareholder’s(s’) equity balance plus outstanding trust preferred stock was $15.4 billion which is substantially above the required minimum balance. Debt denominated in a foreign currency is included in the applicable rate category based on the effective U.S. dollar equivalent rate as summarized in Note 15, “Derivative Financial Instruments.”

In 2002, we issued $541 million of 8.875 percent Adjustable Conversion-Rate Equity Security Units. Each Adjustable Conversion-Rate Equity Security Unit consisted initially of a contract to purchase, for $25, a number of shares of HSBC Finance Corporation (formerly known as Household International, Inc.) common stock on

HSBC Finance Corporation

February 15, 2006 and a senior note issued by our then wholly owned subsidiary, Household Finance Corporation, with a principal amount of $25. In November 2005 we remarketed the notes and reset the rate. All remaining stock purchase contracts matured on February 15, 2006 and HSBC issued ordinary shares for the remaining stock purchase contracts on that date.

The following table summarizes our junior subordinated notes issued to capital trusts (“Junior Subordinated Notes”) and the related company obligated mandatorily redeemable preferred securities (“Preferred Securities”):

Household Capital
Trust IX
(‘‘HCT IX”)

(dollars are
in millions)

Junior Subordinated Notes:
Principal balance	$1,031
Interest rate	5.91%
Redeemable by issuer	November 2015
Stated maturity	November 2035
Preferred Securities:
Rate	5.91%
Face value	$1,000
Issue date	November 2005

In the first quarter of 2006, we redeemed the junior subordinated notes issued to Household Capital Trust VI with an outstanding principal balance of $206 million. In the fourth quarter of 2006, we redeemed the junior subordinated notes issued to Household Capital Trust VII with an outstanding principal balance of $206 million.

The Preferred Securities must be redeemed when the Junior Subordinated Notes are paid. The Junior Subordinated Notes have a stated maturity date, but are redeemable by us, in whole or in part, beginning on the dates indicated above at which time the Preferred Securities are callable at par ($25 per Preferred Security) plus accrued and unpaid dividends. Dividends on the Preferred Securities are cumulative, payable quarterly in arrears, and are deferrable at our option for up to five years. We cannot pay dividends on our preferred and common stocks during such deferments. The Preferred Securities have a liquidation value of $25 per preferred security. Our obligations with respect to the Junior Subordinated Notes, when considered together with certain undertakings of HSBC Finance Corporation with respect to the Trusts, constitute full and unconditional guarantees by us of the Trusts’ obligations under the respective Preferred Securities.

Maturities of long term debt at December 31, 2007, including secured financings and conduit facility renewals, were as follows:

(in millions)

2008	$32,844
2009	23,821
2010	15,756
2011	12,767
2012	11,365
Thereafter	26,460

Total	$123,013

Certain components of our long term debt may be redeemed prior to its stated maturity.

HSBC Finance Corporation

15.	Derivative Financial Instruments

Our business activities involve analysis, evaluation, acceptance and management of some degree of risk or combination of risks. Accordingly, we have comprehensive risk management policies to address potential financial risks, which include credit risk (which includes counterparty credit risk), liquidity risk, market risk, and operational risks. Our risk management policy is designed to identify and analyze these risks, to set appropriate limits and controls, and to monitor the risks and limits continually by means of reliable and up-to-date administrative and information systems. Our risk management policies are primarily carried out in accordance with practice and limits set by the HSBC Group Management Board. The HSBC Finance Corporation Asset Liability Committee (“ALCO”) meets regularly to review risks and approve appropriate risk management strategies within the limits established by the HSBC Group Management Board. Additionally, our Audit Committee receives regular reports on our liquidity positions in relation to the established limits. In accordance with the policies and strategies established by ALCO, in the normal course of business, we enter into various transactions involving derivative financial instruments. These derivative financial instruments primarily are used to manage our market risk. For further information on our strategies for managing interest rate and foreign exchange rate risk, see the “Risk Management” section within our Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Objectives for Holding Derivative Financial Instruments Market risk (which includes interest rate and foreign currency exchange risks) is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. Customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts in loan products result in different funding strategies and produce different interest rate risk exposures. We maintain an overall risk management strategy that uses a variety of interest rate and currency derivative financial instruments to mitigate our exposure to fluctuations caused by changes in interest rates and currency exchange rates. We manage our exposure to interest rate risk primarily through the use of interest rate swaps, but also use forwards, futures, options, and other risk management instruments. We manage our exposure to foreign currency exchange risk primarily through the use of currency swaps, options and forwards. We do not use leveraged derivative financial instruments for interest rate risk management.

Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The majority of our interest rate swaps are used to manage our exposure to changes in interest rates by converting floating rate debt to fixed rate or by converting fixed rate debt to floating rate. We have also entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

Forwards are agreements between two parties, committing one to sell and the other to buy a specific quantity of an instrument on some future date. The parties agree to buy or sell at a specified price in the future, and their profit or loss is determined by the difference between the arranged price and the level of the spot price when the contract is settled. We have used both interest rate and foreign exchange rate forward contracts. We use foreign exchange rate forward contracts to reduce our exposure to foreign currency exchange risk. Interest rate forward contracts are used to hedge resets of interest rates on our floating rate assets and liabilities. Cash requirements for forward contracts include the receipt or payment of cash upon the sale or purchase of the instrument.

Purchased options grant the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period. The seller of the option has written a contract which creates an obligation to either sell or purchase the financial instrument at the agreed-upon price if, and when, the purchaser exercises the option. We use caps to limit the risk associated with an increase in rates and floors to limit the risk associated with a decrease in rates.

Credit Risk By utilizing derivative financial instruments, we are exposed to counterparty credit risk. Counterparty credit risk is our primary exposure on our interest rate swap portfolio. Counterparty credit risk is the risk that the counterparty to a transaction fails to perform according to the terms of the contract. We control the counterparty credit (or repayment) risk in derivative instruments through established credit approvals, risk control limits, collateral, and ongoing monitoring procedures. Our exposure to credit risk for futures is limited as these contracts

HSBC Finance Corporation

are traded on organized exchanges. Each day, changes in futures contract values are settled in cash. In contrast, swap agreements and forward contracts have credit risk relating to the performance of the counterparty. We utilize an affiliate, HSBC Bank USA, as the primary provider of domestic derivative products. We have never suffered a loss due to counterparty failure.

At December 31, 2007, most of our existing derivative contracts are with HSBC subsidiaries, making them our primary counterparty in derivative transactions. Most swap agreements require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level. Generally, third-party swap counterparties provide collateral in the form of cash which is recorded in our balance sheet as other assets or derivative related liabilities. At December 31, 2007, we provided third party swap counterparties with $51 million collateral. At December 31, 2006, third party counterparties had provided $158 million in collateral to us. Beginning with the second quarter of 2006, when the fair value of our agreements with affiliate counterparties requires the posting of collateral by the affiliate, it is provided in the form of cash and recorded on the balance sheet, consistent with third party arrangements. At December 31, 2007, the fair value of our agreements with affiliate counterparties required the affiliate to provide cash collateral of $3.8 billion which is offset against the fair value amount recognized for derivative instruments that have been offset under the same master netting arrangement and recorded in our balance sheet as a component of derivative related assets. At December 31, 2006, the fair value of our agreements with affiliate counterparties required the affiliate to provide cash collateral of $1.0 billion which is offset against the fair value amount recognized for derivative instruments that have been offset under the same master netting arrangement and recorded in our balance sheet as a component of derivative related assets. These collateral offsets have been recorded in accordance with FIN 39-1. At December 31, 2007, we had derivative contracts with a notional value of approximately $93.3 billion, including $88.7 billion outstanding with HSBC Bank USA and $1.7 billion with other HSBC affiliates. Derivative financial instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties.

Fair Value and Cash Flow Hedges To manage our exposure to changes in interest rates, we enter into interest rate swap agreements and currency swaps which have been designated as fair value or cash flow hedges under SFAS No. 133. Prior to the acquisition by HSBC, the majority of our fair value and cash flow hedges were effective hedges which qualified for the shortcut method of accounting. Under the Financial Accounting Standards Board’s interpretations of SFAS No. 133, the shortcut method of accounting was no longer allowed for interest rate swaps which were outstanding at the time of the acquisition by HSBC. As a result of the acquisition, we were required to reestablish and formally document the hedging relationship associated with all of our fair value and cash flow hedging instruments and assess the effectiveness of each hedging relationship, both at inception of the hedge relationship and on an ongoing basis. Due to deficiencies in our contemporaneous hedge documentation at the time of acquisition, we lost the ability to apply hedge accounting to our entire cash flow and fair value hedging portfolio that existed at the time of acquisition by HSBC. During 2005, we reestablished hedge treatment under the long haul method of accounting for a significant number of the derivatives in this portfolio. We currently utilize the long-haul method to test effectiveness of all derivatives designated as hedges.

Fair value hedges include interest rate swaps which convert our fixed rate debt to variable rate debt and currency swaps which convert debt issued from one currency into pay variable debt of the appropriate functional currency. As discussed more fully below, during 2007 we substantially reduced the amount of hedging relationships outstanding as a result of adopting SFAS No. 159. Hedge ineffectiveness associated with fair value hedges is recorded in other revenues as derivative income and was a gain of $7 million ($4 million after tax) in 2007, a gain of $252 million ($159 million after tax) in 2006 and a gain of $117 million ($75 million after tax) in 2005. All of our fair value hedges were associated with debt during 2007, 2006 and 2005. We recorded fair value adjustments for unexpired fair value hedges which increased the carrying value of our debt by $28 million at December 31, 2007 and decreased the varying value of our debt by $292 million at December 31, 2006.

Cash flow hedges include interest rate swaps which convert our variable rate debt to fixed rate debt and currency swaps which convert debt issued from one currency into pay fixed debt of the appropriate functional currency. Gains and (losses) on unexpired derivative instruments designated as cash flow hedges (net of tax) are reported in

HSBC Finance Corporation

accumulated other comprehensive income and totaled a loss of $834 million ($525 million after tax) at December 31, 2007 and a gain of $256 million ($161 million after tax) at December 31, 2006. We expect $27 million ($17 million after tax) of currently unrealized net losses will be reclassified to earnings within one year, however, these unrealized losses will be offset by decreased interest expense associated with the variable cash flows of the hedged items and will result in no significant net economic impact to our earnings. Hedge ineffectiveness associated with cash flow hedges recorded in other revenues as derivative income was a loss of $56 million ($35 million after tax) in 2007, a loss of $83 million ($53 million after tax) in 2006 and a loss of $76 million ($49 million after tax) in 2005.

At December 31, 2007, $3,840 million of derivative instruments, at fair value, were included as derivative financial assets and $65 million as derivative related liabilities. At December 31, 2006, $1,455 million of derivative instruments, at fair value, were included as derivative financial assets and $58 million as derivative related liabilities.

Information related to deferred gains and losses before taxes on terminated derivatives was as follows:

	2007	2006

	(in millions)

Deferred gains	$42	$156
Deferred losses	50	176
Weighted-average amortization period:
Deferred gains	4 years	7 years
Deferred losses	9 years	6 years
Increases (decreases) to carrying values resulting from net deferred gains and losses:
Long term debt	$(22)	$(47)
Accumulated other comprehensive income	14	27

Information related to deferred gains and losses before taxes on discontinued hedges was as follows:

	2007	2006

	(in millions)

Deferred gains	$135	$269
Deferred losses	555	1,052
Weighted-average amortization period:
Deferred gains	5 years	5 years
Deferred losses	5 years	5 years
Increases (decreases) to carrying values resulting from net deferred gains and losses:
Long term debt	$(109)	$(941)
Accumulated other comprehensive income	(311)	158

Amortization of net deferred gains (losses) totaled $(9) million in 2007, ($80) million in 2006 and ($12) million in 2005.

Non-Qualifying Hedging Activities We may use forward rate agreements, interest rate caps, exchange traded options, and interest rate and currency swaps which are not designated as hedges under SFAS No. 133, either because they do not qualify as effective hedges or because we lost the ability to apply hedge accounting following our acquisition by HSBC as discussed above. These financial instruments are economic hedges but do not qualify for hedge accounting and are primarily used to minimize our exposure to changes in interest rates and currency exchange rates. Unrealized and realized gains (losses) on derivatives which were not designated as hedges are reported in other revenues as derivative income and totaled $(20) million ($(12) million after tax) in 2007, $10 million ($7 million after tax) in 2006 and $114 million ($73 million after tax) in 2005.

HSBC Finance Corporation

Derivatives Associated with Debt Carried at Fair Value Effective January 1, 2007, we elected the fair value option for certain issuances of our fixed rate debt in order to align our accounting treatment with that of HSBC under IFRSs. As a result, we discontinued fair value hedge accounting for all interest rate and currency swaps associated with this debt. As of December 31, 2007, the recorded fair value of such interest rate and currency swaps was $588 million. During 2007, realized losses of $318 million and unrealized gains of $971 million on the derivatives related to debt designated at fair value were recorded as a component of Gain on debt designated at fair value and related derivatives in the consolidated statement of income (loss).

Derivative Income Derivative income as discussed above includes realized and unrealized gains and losses on derivatives which do not qualify as effective hedges under SFAS No. 133 as well as the ineffectiveness on derivatives which are qualifying hedges. Prior to the election of FVO reporting for certain fixed rate debt, we accounted for the realized gains and losses on swaps associated with this debt which qualified as effective hedges under SFAS No. 133 in interest expense and any ineffectiveness which resulted from changes in the fair value of the swaps as compared to changes in the interest rate component value of the debt was recorded as a component of derivative income. With the adoption of SFAS No. 159 beginning in January 2007, we eliminated hedge accounting on these swaps and as a result, realized and unrealized gains and losses on these derivatives and changes in the interest rate component value of the aforementioned debt are now included in Gain on debt designated at fair value and related derivatives in the consolidated statement of income (loss) which impacts the comparability of derivative income between periods. Derivative income is summarized in the table below:

	2007	2006	2005

	(in millions)

Net realized gains (losses)	$(24)	$(7)	$52
Mark-to-market on derivatives which do not qualify as effective hedges	4	17	62
Ineffectiveness	(48)	169	41

Total	$(68)	$179	$155

Net income volatility, whether based on changes in interest rates for swaps which do not qualify for hedge accounting or ineffectiveness recorded on our qualifying hedges under the long-haul method of accounting, impacts the comparability of our reported results between periods. Accordingly, derivative income for the year ended December 31, 2007 should not be considered indicative of the results for any future periods.

HSBC Finance Corporation

Derivative Financial Instruments The following table summarizes derivative financial instrument activity:

	Exchange	Non-Exchange Traded
	Traded	Interest		Foreign Exchange		Interest Rate		Caps
	Options	Rate	Currency	Rate Contracts		Forward Contracts		and
	Purchased	Swaps	Swaps	Purchased	Sold	Purchased	Sold	Floors	Total

	(in millions)

2007
Notional amount, 2006	$4,600	$55,910	$24,841	$1,074	$583	$-	$-	$6,260	$93,268
New contracts	6,651	-	-	-	-	-	-	-	6,651
New contracts purchased from subsidiaries of HSBC	-	24,724	2,877	8,509	6,122	-	-	-	42,232
Matured or expired contracts	(11,251)	(7,582)	(1,961)	(9,038)	(6,155)	-	-	(2,475)	(38,462)
Terminated contracts	-	(9,728)	-	-	-	-	-	(846)	(10,574)
Change in Notional amount	-	-	-	-	-	-	-	-	-
Change in foreign exchange rate	-	203	-	(16)	-	-	-	-	187

Notional amount, 2007	$-	$63,527	$25,757	$529	$550	$-	$-	$2,939	$93,302

Fair value, 2007(1):
Fair value hedges	$-	$13	$120	$-	$-	$-	$-	$-	$133
Cash flow hedges	-	(440)	3,375	-	-	-	-	-	2,935
Fair value option related derivatives	-	261	327	-	-	-	-	-	588
Non-hedging derivatives	-	(46)	167	3	(5)	-	-	-	119

Total	$-	$(212)	$3,989	$3	$(5)	$-	$-	$-	$3,775

2006
Notional amount, 2005	$4,870	$48,548	$21,175	$1,633	$465	$172	$-	$10,700	$87,563
New contracts	-	-	-	-	-	-	-	-	-
New contracts purchased from subsidiaries of HSBC	20,205	60,223	8,687	2,071	5,694	1,344	-	65	98,289
Matured or expired contracts	(17,675)	(4,377)	(3,747)	(2,851)	(5,710)	-	-	(4,505)	(38,865)
Terminated contracts	(2,800)	(49,571)	-	-	-	(1,516)	-	-	(53,887)
Change in Notional amount	-	1,087	(1,274)	-	-	-	-	-	(187)
Change in foreign exchange rate	-	-	-	221	134	-	-	-	355

Notional amount, 2006	$4,600	$55,910	$24,841	$1,074	$583	$-	$-	$6,260	$93,268

Fair value, 2006(1):
Fair value hedges	$-	$(740)	$(26)	$-	$-	$-	$-	$-	$(766)
Cash flow hedges	-	14	1,976	-	-	-	-	-	1,990
Non-hedging derivatives	-	(70)	244	4	(6)	-	-	1	173

Total	$-	$(796)	$2,194	$4	$(6)	$-	$-	$1	$1,397

2005
Notional amount, 2004	$1,691	$42,947	$17,543	$1,146	$614	$374	$-	$4,380	$68,695
New contracts	-	1	-	-	-	-	-	30	31
New contracts purchased from subsidiaries of HSBC	5,570	25,115	6,824	1,113	4,860	1,707	-	8,433	53,622
Matured or expired contracts	(2,391)	(4,013)	(3,192)	(482)	(4,762)	-	-	(1,894)	(16,734)
Terminated contracts	-	(15,502)	-	(144)	(247)	(1,909)	-	(249)	(18,051)

Notional amount, 2005	$4,870	$48,548	$21,175	$1,633	$465	$172	$-	$10,700	$87,563

Fair value, 2005(1):
Fair value hedges	$-	$(612)	$(178)	$-	$-	$-	$-	$-	$(790)
Cash flow hedges	-	103	658	(22)	-	-	-	-	739
Non-hedging derivatives	-	(28)	(32)	-	-	-	-	-	(60)

Total	$-	$(537)	$448	$(22)	$-	$-	$-	$-	$(111)

(1)	(Bracketed) unbracketed amounts represent amounts to be (paid) received by us had these positions been closed out at the respective balance sheet date. Bracketed amounts do not necessarily represent risk of loss as the fair value of the derivative financial instrument and the items being hedged must be evaluated together. See Note 24, “Fair Value Measurements,” for further discussion of the relationship between the fair value of our assets and liabilities.

HSBC Finance Corporation

We operate in two functional currencies, the U.S. dollar and the Canadian dollar. The U.S. dollar is the functional currency for exchange-traded interest rate futures contracts and options. Non-exchange traded instruments are restated in U.S. dollars by country as follows:

					Interest Rate
			Foreign Exchange		Forward	Other Risk
	Interest Rate	Currency	Rate Contracts		Contracts	Management
	Swaps	Swaps	Purchased	Sold	Purchased	Instruments

	(in millions)

2007
United States	$61,822	$25,757	$522	$540	$-	$2,939
Canada	1,705	-	7	10	-	-

	$63,527	$25,757	$529	$550	$-	$2,939

2006
United States	$54,703	$24,841	$1,068	$571	$-	$6,260
Canada	1,207	-	6	12	-	-

	$55,910	$24,841	$1,074	$583	$-	$6,260

2005
United States	$47,693	$21,175	$1,622	$465	$-	$10,700
Canada	855	-	11	-	172	-

	$48,548	$21,175	$1,633	$465	$172	$10,700

Long term debt hedged using derivative financial instruments which qualify for hedge accounting at December 31, 2007 included debt of $28.4 billion hedged by interest rate swaps and debt of $21.0 billion hedged by currency swaps. The significant terms of the derivative financial instruments have been designed to match those of the related asset or liability. Additionally, long term debt designated at fair value under the fair value option at December 31, 2007, included debt of $29.4 billion with $29.0 billion notional of related interest rate swaps and debt of $3.5 billion with $3.5 billion of notional of related currency swaps. Movements in the fair value of the debt and related derivatives is recorded as a component of the revenues in Gain on debt designated at fair value and related derivatives.

The following table summarizes the maturities and related weighted-average receive/pay rates of interest rate swaps outstanding at December 31, 2007:

	2008	2009	2010	2011	2012	2013	Thereafter	Total

	(dollars are in millions)

Pay a fixed rate/receive a floating rate:
Notional value	$12,373	$11,590	$5,584	$153	$1,015	$390	$1,597	$32,702
Weighted-average receive rate	4.99%	4.84%	4.84%	1.50%	4.66%	1.50%	4.61%	4.82%
Weighted-average pay rate	5.01	5.10	4.99	4.35	4.25	5.02	4.69	5.00

Pay a floating rate/receive a fixed rate:
Notional value	$2,610	$5,727	$3,145	$5,564	$4,159	$1,286	$8,334	$30,825
Weighted-average receive rate	3.71%	4.19%	4.27%	4.55%	4.80%	4.09%	5.34%	4.61%
Weighted-average pay rate	4.80	4.92	5.31	5.11	4.83	5.38	5.06	5.03

Total notional value	$14,983	$17,317	$8,729	$5,717	$5,174	$1,676	$9,931	$63,527

Total weighted-average rates on swaps:
Receive rate	4.76%	4.62%	4.64%	4.46%	4.77%	3.48%	5.22%	4.72%
Pay rate	4.97	5.04	5.10	5.09	4.72	5.29	5.00	5.01

HSBC Finance Corporation

The floating rates that we pay or receive are based on spot rates from independent market sources for the index contained in each interest rate swap contract, which generally are based on either 1, 3 or 6-month LIBOR. These current floating rates are different than the floating rates in effect when the contracts were initiated. Changes in spot rates impact the variable rate information disclosed above. However, these changes in spot rates also impact the interest rate on the underlying assets or liabilities.

In addition to the information included in the tables above, we historically had unused commitments to extend credit related to real estate secured loans. As of December 31, 2007, we had no outstanding unused commitments to extend credit related to real estate secured loans. As of December 31, 2006, we had $1.4 billion in outstanding unused commitments to extend credit related to real estate secured loans. Commitments to extend credit are agreements, with fixed expiration dates, to lend to a customer as long as there is no violation of any condition established in the agreement. These commitments are considered derivative instruments in accordance with SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149) and, as a result, are recorded on our balance sheet at fair market value which resulted in a liability of $2.7 million at December 31, 2006.

As of December 31, 2007, we had no outstanding forward sale commitments related to real estate secured loans. As of December 31, 2006, we had outstanding forward sales commitments related to real estate secured loans totaling $607 million. Forward sales commitments are considered derivative instruments under SFAS No. 149 and, as a result, are recorded on our balance sheet at fair market value which resulted in an asset of $1.4 million at December 31, 2006.

16.	Income Taxes

Effective January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” The adoption resulted in the reclassification of $65 million of deferred tax liability to current tax liability to account for uncertainty in the timing of tax benefits as well as the reclassification of $141 million of deferred tax asset to current tax asset to account for highly certain pending adjustments in the timing of tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)

Balance at January 1, 2007	$273
Additions based on tax positions related to the current year	26
Additions for tax positions of prior years	28
Reductions for tax positions of prior years	(70)
Settlements	(28)
Reductions for lapse of statute of limitations	-

Balance at December 31, 2007	$229

The state tax portion of these amounts is reflected gross and not reduced by the federal tax effect. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $70 million at January 1, 2007 and $98 million at December 31, 2007.

We remain subject to Federal income tax examination for years 1998 and forward and State income tax examinations for years 1996 and forward. The Company does not anticipate that any significant tax positions have a reasonable possibility of being effectively settled within the next twelve months.

It is our policy to recognize accrued interest and penalties related tol unrecognized tax benefits as a component of other servicing and administrative expenses in the consolidated income statement. As of January 1, 2007, we had accrued $67 million for the payment of interest and penalties associated with uncertain tax positions. During the twelve months ended December 31, 2007, we increased our accrual for the payment of interest and penalties associated with uncertain tax positions by $5 million.

HSBC Finance Corporation

Total income taxes were as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Provision for income taxes related to continuing operations	$(859)	$886	$928
Income taxes related to adjustments included in common shareholder’s equity:
Unrealized gains (losses) on investments and interest-only strip receivables, net	5	(11)	(26)
Unrealized gains (losses) on cash flow hedging instruments	(392)	(192)	75
Minimum pension liability	(3)	-	2
Changes in funded status of pension and post retirement benefit plans	(1)	2	-
Foreign currency translation adjustments	40	1	-
Exercise of stock based compensation	(11)	(21)	(9)
Tax on sale of European Operations to affiliate	-	3	-

Total	$(1,221)	$668	$970

Provisions for income taxes related to continuing operations were:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Current
United States	$156	$1,380	$1,253
Canada	59	42	35

Total current	215	1,422	1,288

Deferred
United States	(1,070)	(536)	(360)
Canada	(4)	-	-

Total deferred	(1,074)	(536)	(360)

Total income taxes	$(859)	$886	$928

The significant components of deferred provisions attributable to income from operations were:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Deferred income tax (benefit) provision (excluding the effects of other components)	$(1,100)	$(542)	$(340)
Adjustment of valuation allowance	25	2	(2)
Change in operating loss carryforwards	(1)	8	(8)
Adjustment to statutory tax rate	2	(4)	(10)

Deferred income tax provision	$(1,074)	$(536)	$(360)

HSBC Finance Corporation

Income before income taxes were:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

United States	$(5,288)	$2,337	$2,668
Canada	142	122	100

Total income before income taxes	$(5,146)	$2,459	$2,768

A reconciliation of income tax expense (benefit) compared with the amounts at the U.S. federal statutory rates was as follows:

	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2007		2006		2005

	(dollars are in millions)

Tax (benefit) at the U.S. federal statutory income tax rate	$(1,801)	(35.0)%	$861	35.0%	$968	35.0%
Increase (decrease) in rate resulting from:
State and local taxes, net of Federal benefit	(55)	(1.1)	90	3.7	25	.9
Non-deductible goodwill	1,025	19.9	-	-	-	-
Low income housing and other tax credits	(64)	(1.2)	(79)	(3.2)	(87)	(3.2)
Other	36	.7	14	.6	22	.8

Total income tax expense (benefit)	$(859)	(16.7)%	$886	36.1%	$928	33.5%

Temporary differences which gave rise to a significant portion of deferred tax assets and liabilities were as follows:

At December 31,	2007	2006

	(in millions)

Deferred Tax Assets
Credit loss reserves	$3,402	$2,023
Market value adjustment	377	327
Deferred compensation	180	138
Other	609	459

Total deferred tax assets	4,568	2,947
Valuation allowance	(50)	(25)

Total deferred tax assets net of valuation allowance	4,518	2,922

Deferred Tax Liabilities
Intangibles	173	833
Fee income	742	568
Deferred loan origination costs	361	301
Debt	132	69
Receivables sold	133	13
Receivables	74	107
Other	140	91

Total deferred tax liabilities	1,755	1,982

Net deferred tax asset	$2,763	$940

HSBC Finance Corporation

Based upon the level of historical taxable income, the reversal of the deferred tax liabilities over the periods over which the deferred tax assets are deductible, the ability to carryback future reversals of deductible temporary differences to 2006 and 2007 and projections of future taxable income, management believes that it is more likely than not we would realize the benefits of these deductible differences net of the valuation allowance noted above, which primarily relates to certain state tax benefits and foreign tax credit carry forwards.

The American Jobs Creation Act of 2004 (the “AJCA”) included provisions to allow a deduction of 85% of certain foreign earnings that are repatriated in 2004 or 2005. As it relates to our discontinued U.K. operations, we elected to apply this provision to a $489 million distribution in December 2005.

At December 31, 2007, we had net operating loss carryforwards of $880 million for state tax purposes which expire as follows: $161 million in 2008-2012; $204 million in 2013-2017; $238 million in 2018-2022 and $277 million in 2023 and forward.

At December 31, 2007, we had foreign tax credit carryforwards of $10 million for federal income tax purposes which expire as follows: $3 million in 2016 and $7 million in 2017.

17.	Redeemable Preferred Stock

On December 15, 2005, we issued four shares of common stock to HINO in exchange for the Series A Preferred Stock. See Note 19, “Related Party Transactions,” for further discussion.

In June 2005, we issued 575,000 shares of 6.36 percent Non-Cumulative Preferred Stock, Series B (“Series B Preferred Stock”). Dividends on the Series B Preferred Stock are non-cumulative and payable quarterly at a rate of 6.36 percent commencing September 15, 2005. The Series B Preferred Stock may be redeemed at our option after June 23, 2010 at $1,000 per share, plus accrued dividends. The redemption and liquidation value is $1,000 per share plus accrued and unpaid dividends. The holders of Series B Preferred Stock are entitled to payment before any capital distribution is made to the common shareholder and have no voting rights except for the right to elect two additional members to the board of directors in the event that dividends have not been declared and paid for six quarters, or as otherwise provided by law. Additionally, as long as any shares of the Series B Preferred Stock are outstanding, the authorization, creation or issuance of any class or series of stock which would rank prior to the Series B Preferred Stock with respect to dividends or amounts payable upon liquidation or dissolution of HSBC Finance Corporation must be approved by the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at that time. Related issuance costs of $16 million have been recorded as a reduction of additional paid-in capital. In 2007 and 2006, we declared dividends totaling $37 million on the Series B Preferred Stock which were paid prior to December 31, 2007 and 2006.

HSBC Finance Corporation

18.	Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes certain items that are reported directly within a separate component of shareholders’ equity. The following table presents changes in accumulated other comprehensive income balances.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Unrealized gains (losses) on investments and interest-only strip receivables:
Balance at beginning of period	$(23)	$(2)	$54
Other comprehensive income for period:
Net unrealized holding gains (losses) arising during period, net of tax of $6 million, $34 million and $(29) million, respectively	10	57	(56)
Reclassification adjustment for gains realized in net income, net of tax of $- million, $(45) million and $- million, respectively	-	(78)	-

Total other comprehensive income for period	10	(21)	(56)

Balance at end of period	(13)	(23)	(2)

Unrealized gains (losses) on cash flow hedging instruments:
Balance at beginning of period	(61)	260	119
Other comprehensive income for period:
Net gains (losses) arising during period, net of tax of $(372) million, $(124) million and $92 million, respectively	(635)	(204)	173
Reclassification adjustment for gains (losses) realized in net income, net of tax of $(13) million, $(68) million and $(18) million, respectively	(22)	(117)	(32)

Total other comprehensive income for period	(657)	(321)	141

Balance at end of period	(718)	(61)	260

Pension liability:
Balance at beginning of period	(1)	-	(4)
Other comprehensive income for period:
Minimum pension liability, net of tax of $- million, $- million and $2 million, respectively	-	-	4
FASB Statement No. 158 adjustment, net of tax of $(1) million, $- million and $- million, respectively	(2)	-	-

Total other comprehensive income for period	(2)	-	4
Adjustment to initially apply FASB Statement No. 158, net of tax of $- million, $1 million and $- million, respectively	-	(1)	-

Balance at end of period	(3)	(1)	-

Foreign currency translation adjustments:
Balance at beginning of period	444	221	474
Other comprehensive income for period:
Translation gains (losses), net of tax of $40 million, $3 million and $(5) million, respectively	70	223	(253)

Total other comprehensive income for period	70	223	(253)

Balance at end of period	514	444	221

Total accumulated other comprehensive income (loss) at end of period	$(220)	$359	$479

19.	Related Party Transactions

In the normal course of business, we conduct transactions with HSBC and its subsidiaries. These transactions occur at prevailing market rates and terms and include funding arrangements, derivative execution, purchases and sales of receivables, servicing arrangements, information technology services, item and statement processing services,

HSBC Finance Corporation

banking and other miscellaneous services. The following tables present related party balances and the income and (expense) generated by related party transactions for continuing operations:

At December 31,	2007	2006

	(in millions)

Assets, (Liabilities) and Equity:
Derivative financial assets (liability), net	$34	$228
Affiliate preferred stock received in sale of U.K. credit card business(1)	301	294
Other assets	634	547
Due to affiliates	(11,359)	(10,887)
Other liabilities	(471)	(431)
Premium on sale of European Operations to affiliates recorded as an increase to additional paid in capital	-	13

(1)	Balance will fluctuate due to foreign currency exchange rate impact.

For the year ended December 31,	2007	2006	2005

Income/(Expense):
Interest expense on borrowings from HSBC and subsidiaries	$(778)	$(729)	$(382)
Interest income from HSBC affiliates	43	26	38
Dividend income from affiliate preferred stock	21	18	-
HSBC Bank USA:
Real estate secured servicing, sourcing, underwriting and pricing revenues	9	12	19
Gain on daily sale of domestic private label receivable originations	374	367	379
Gain on daily sale of credit card receivables	61	38	34
Loss on sale of real estate secured receivables	(16)	-	-
Gain on bulk sales of real estate secured receivables	-	17	-
Taxpayer financial services loan origination and other fees	(19)	(18)	(15)
Domestic private label receivable servicing and related fees	406	393	368
Other servicing, processing, origination and support revenues	61	43	28
Support services from HSBC affiliates	(1,146)	(1,037)	(877)
HSBC Technology & Services (USA) Inc. (“HTSU”):
Rental revenue	48	45	42
Administrative services revenue	13	12	14
Servicing and other fees from other HSBC affiliates	15	16	11
Stock based compensation expense with HSBC	(102)	(100)	(66)

The notional value of derivative contracts outstanding with HSBC subsidiaries totaled $90.4 billion at December 31, 2007 and $86.3 billion at December 31, 2006. When the fair value of our agreements with affiliate counterparties requires the posting of collateral by the affiliate, it is provided in the form of cash and recorded on our balance sheet, consistent with third party arrangements. The level of the fair value of our agreements with affiliate counterparties above which collateral is required to be posted is $75 million. At December 31, 2007, the fair value of our agreements with affiliate counterparties required the affiliate to provide cash collateral of $3.8 billion which is offset against the fair value amount recognized for derivative instruments that have been offset under the same master netting arrangement and recorded in our balance sheet as a component of derivative related assets. At December 31, 2006, the fair value of our agreements with affiliate counterparties required the affiliate to provide cash collateral of $1.0 billion which is offset against the fair value amount recognized for derivative instruments that have been offset under the same master netting arrangement and recorded in our balance sheet as a component of derivative related assets.

HSBC Finance Corporation

We extended a line of credit of $2 billion to HSBC USA Inc. There were no balances outstanding under this line of credit at December 31, 2006. This line expired in July of 2006 and was not renewed.

We extended a revolving line of credit of $.5 billion to HTSU on June 28, 2005, which was increased to $.8 billion on October 25, 2007. The balance outstanding under this line of credit was $.6 billion and $.5 billion at December 31, 2007 and 2006, respectively, and is included in other assets. Interest income associated with this line of credit is recorded in interest income and reflected as Interest income from HSBC affiliates in the table above.

We have extended revolving lines of credit to subsidiaries of HSBC Bank USA for an aggregate total of $1.0 billion. There are no balances outstanding under any of these lines of credit at either December 31, 2007 or 2006.

Due to affiliates includes amounts owed to subsidiaries of HSBC as a result of direct debt issuances (other than preferred stock).

We purchase from HSBC Securities, Inc. (“HSI”) securities under agreement to resell. Outstanding balances totaled $415 million at December 31, 2007 and $70 million at December 31, 2006. Interest income recognized on these securities totaled $11 million in 2007 and $1 million in 2006 and 2005, respectively, and are reflected as Interest income from HSBC affiliates in the table above.

At December 31, 2007 and 2006, we had a commercial paper back stop credit facility of $2.5 billion from HSBC supporting domestic issuances. At December 31, 2007 and 2006, no balances were outstanding under these domestic lines.

In 2007, we sold approximately $645 million of real estate secured receivables originated by our subsidiary, Decision One, to HSBC Bank USA and recorded a pre-tax loss on these sales of $16 million. In the fourth quarter of 2006, we sold approximately $669 million of real estate secured receivables originated by our subsidiary, Decision One, to HSBC Bank USA and recorded a pre-tax gain of $17 million on the sale. Each of these sales was effected as part of our then current strategy to originate loans through Decision One for sale and securitization through the secondary mortgage market operations of our affiliates. Decision One has since ceased origination operations.

In the second quarter of 2007, we sold $2.2 billion of loans from the Mortgage Services portfolio to third parties. HSBC Markets (USA) Inc., a related HSBC entity, assisted in the transaction by soliciting interest and placing the loans with interested third parties. Fees paid for these services totaled $4 million and were included as a component of the approximately $20 million loss realized on the sale of this loan portfolio.

In the third quarter of 2007, we sold the domestic MasterCard Class B share portfolio to third parties. HSBC Bank USA assisted with one of the transactions by placing shares with interested third parties. Fees paid to HSBC Bank USA related to this sale were $2 million and were included as a component of the approximately $113 million net gain realized on the sale of these shares.

In December 2004, we sold our domestic private label receivable portfolio (excluding retail sales contracts at our Consumer Lending business), including the retained interests associated with our securitized domestic private label receivables to HSBC Bank USA for $12.4 billion. We continue to service the sold private label receivables and receive servicing and related fee income from HSBC Bank USA for these services. As of December 31, 2007, we were servicing $19.2 billion of domestic private label receivables for HSBC Bank USA and as of December 31, 2006, we were servicing $18.1 billion of domestic private label receivables for HSBC Bank USA. We received servicing and related fee income from HSBC Bank USA of $406 million in 2007 and $393 million in 2006. Servicing and related fee income is reflected as Domestic private label receivable servicing and related fees in the table above. We continue to maintain the related customer account relationships and, therefore, sell substantially all new domestic private label receivable originations (excluding retail sales contracts) to HSBC Bank USA on a daily basis. We sold $22.7 billion of private label receivables to HSBC Bank USA during 2007 and $21.6 billion during 2006. The gains associated with the sale of these receivables are reflected as Gain on daily sale of domestic private label receivable originations in the table above.

In 2003 and 2004, we sold a total of approximately $3.7 billion of real estate secured receivables from our Mortgage Services business to HSBC Bank USA. Under a separate servicing agreement, we service all real estate secured

HSBC Finance Corporation

receivables sold to HSBC Bank USA including loans purchased from correspondent lenders prior to September 1, 2005. As of December 31, 2007, we were servicing $2.5 billion of real estate secured receivables for HSBC Bank USA. The fee revenue associated with these receivables is recorded in servicing fees from HSBC affiliates and is reflected as Real estate secured servicing, sourcing, underwriting and pricing revenues in the above table.

Under multiple service level agreements, we also provide various services to HSBC Bank USA. These services include credit card servicing and processing activities through our Credit Card Services business, loan servicing through our Auto Finance business and other operational and administrative support. Fees received for these services are reported as servicing fees from HSBC affiliates and are reflected as Other servicing, processing, origination and support revenues in the table above. Additionally, HSBC Bank USA services certain real estate secured loans on our behalf. Fees paid for these services are reported as support services from HSBC affiliates and are reflected as Support services from HSBC affiliates, in the table above.

We currently use an HSBC affiliate located outside of the United States to provide various support services to our operations including among other areas, customer service, systems, collection and accounting functions. We incurred costs related to these services of $148 million in 2007 and $100 million in 2006. The expenses related to these services are included as a component of Support services from HSBC affiliates in the table above.

During 2003, Household Capital Trust VIII issued $275 million in mandatorily redeemable preferred securities to HSBC. The terms of this issuance were as follows:

(dollars are in millions)

Junior Subordinated Notes:
Principal balance	$284
Redeemable by issuer	September 26, 2008
Stated maturity	November 15, 2033
Preferred Securities:
Rate	6.375%
Face value	$275
Issue date	September 2003

Interest expense recorded on the underlying junior subordinated notes totaled $18 million in 2007, 2006 and 2005. The interest expense for the Household Capital Trust VIII is included in interest expense – HSBC affiliates in the consolidated statement of income (loss) and is reflected as a component of Interest expense on borrowings from HSBC and subsidiaries in the table above.

Our Canadian business originates and services auto loans for an HSBC affiliate in Canada. Fees received for these services are included in other income and are reflected in Servicing and other fees from other HSBC affiliates in the above table.

Since October 1, 2004, HSBC Bank USA became the originating lender for loans initiated by our taxpayer financial services business for clients of various third party tax preparers. Starting on January 1, 2007, HSBC Trust Company (Delaware) N.A. (“HTCD”) also began to serve as an originating lender for these loans. We purchase the loans originated by HSBC Bank USA and HTCD daily for a fee. Origination fees paid for these loans totaled $19 million in 2007 and $18 million in 2006. These origination fees are included as an offset to taxpayer financial services revenue and are reflected as Taxpayer financial services loan origination and other fees in the above table.

On July 1, 2004, HSBC Bank Nevada, National Association (“HBNV”), formerly known as Household Bank (SB), N.A., purchased the account relationships associated with $970 million of credit card receivables from HSBC Bank USA for approximately $99 million, which are included in intangible assets. The receivables continue to be owned by HSBC Bank USA. We service these receivables for HSBC Bank USA and receive servicing and related fee income from HSBC Bank USA. As of December 31, 2007 and 2006, we were servicing $1.1 billion of credit card receivables for HSBC Bank USA. Originations of new accounts and receivables are made by HBNV and new receivables are sold daily to HSBC Bank USA. We sold $2.8 billion of credit card receivables to HSBC Bank USA

HSBC Finance Corporation

in 2007, $2.3 billion in 2006 and $2.1 billion in 2005. The gains associated with the sale of these receivables are reflected in the table above and are recorded in Gain on daily sale of credit card receivables.

Effective January 1, 2004, our technology services employees, as well as technology services employees from other HSBC entities in North America, were transferred to HTSU. In addition, technology related assets and software purchased subsequent to January 1, 2004 are generally purchased and owned by HTSU. Technology related assets owned by HSBC Finance Corporation prior to January 1, 2004 currently remain in place and were not transferred to HTSU. In addition to information technology services, HTSU also provides certain item processing and statement processing activities to us pursuant to a master service level agreement. Support services from HSBC affiliates includes services provided by HTSU as well as banking services and other miscellaneous services provided by HSBC Bank USA and other subsidiaries of HSBC. We also receive revenue from HTSU for rent on certain office space, which has been recorded as a reduction of occupancy and equipment expenses, and for certain administrative costs, which has been recorded as other income.

In addition, we utilize HSBC Markets (USA) Inc., a related HSBC entity, to lead manage the underwriting of a majority of our ongoing debt issuances. Fees paid for such services totaled approximately $14 million in 2007, $48 million in 2006 and $59 million in 2005. For debt not accounted for under the fair value option, these fees are amortized over the life of the related debt.

Domestic employees of HSBC Finance Corporation participate in a defined benefit pension plan sponsored by HSBC North America. See Note 21, “Pension and Other Postretirement Benefits,” for additional information on this pension plan.

Employees of HSBC Finance Corporation participate in one or more stock compensation plans sponsored by HSBC. Our share of the expense of these plans was $102 million in 2007, $100 million in 2006 and $66 million in 2005. These expenses are recorded in salary and employee benefits and are reflected in the above table as Stock based compensation expense with HSBC.

The following summarize transactions with HSBC affiliates by U.K. Operations. As previously discussed in Note 3, “Discontinued Operations – United Kingdom,” in May 2008 we sold all of the common stock of the holding company of our U.K. Operations to HOHU for GBP 181 million (equivalent to approximately $359 million). The results of operations for our U.K. Operations have been reclassified as Income (loss) from discontinued U.K. Operations for all periods presented. Additionally, the balance sheet has been reclassified to show all the assets of our U.K. Operations as Assets of discontinued operations and the liabilities as Liabilities of discontinued operations for all periods presented. The following summarizes transactions with HSBC affiliates by our U.K. Operations prior to the sale in May 2008:

•	At December 31, 2007 and 2006, we had a revolving credit facility of $5.7 billion from HBEU to fund our operations in the U.K. In January 2008, the revolving credit facility from HBEU decreased to $4.5 billion. At December 31, 2007 and 2006, $3.5 billion and $4.3 billion, respectively, was outstanding under the HBEU lines. As discussed above, HOHU assumed this liability in May 2008.

•	In the third quarter of 2007, our U.K. operations sold a portion of its MasterCard Class B share portfolio to third parties. HSBC Bank USA assisted with one of the transactions by placing shares with interested third parties. A net gain of approximately $2 million was realized on the sale of these shares.

•	On November 9, 2006, we sold all of the capital stock of our operations in the Czech Republic, Hungary, and Slovakia (the “European Operations”) to a wholly owned subsidiary of HBEU for an aggregate purchase price of approximately $46 million. Because the sale of this business was between affiliates under common control, the premium received in excess of the book value of the stock transferred was recorded as an increase to additional paid-in capital and was not reflected in earnings. The assets consisted primarily of $199 million of receivables and goodwill which totaled approximately $13 million. The liabilities consisted primarily of debt which totaled $179 million. HBEU assumed all the liabilities of the European Operations as a result of this transaction.

•	In December 2005, we sold our U.K. credit card business, including $2.5 billion of receivables, the associated cardholder relationships and the related retained interests in securitized credit card receivables to HBEU for an

HSBC Finance Corporation

aggregate purchase price of $3.0 billion. The purchase price, which was determined based on a comparative analysis of sales of other credit card portfolios, was paid in a combination of cash and $261 million of preferred stock issued by a subsidiary of HBEU with a rate of one-year Sterling LIBOR, plus 1.30 percent. In addition to the assets referred to above, the sale also included the account origination platform, including the marketing and credit employees associated with this function, as well as the lease associated with the credit card call center and related leaseholds and call center employees to provide customer continuity after the transfer as well as to allow HBEU direct ownership and control of origination and customer service. We retained the collection operations related to the credit card operations and entered into a service level agreement to provide collection services and other support services, including components of the compliance, financial reporting and human resource functions, for the sold credit card operations to HBEU for a fee. We received $32 million in 2007 and $30 million in 2006 under this service level agreement. Because the sale of this business was between affiliates under common control, the premium received in excess of the book value of the assets transferred of $182 million, including the goodwill assigned to this business, was recorded as an increase to additional paid in capital and was not included in earnings.

•	In a separate transaction in December 2005, we transferred our information technology services employees in the U.K. to a subsidiary of HBEU. Subsequent to the transfer, operating expenses relating to information technology, which were previously been reported as salaries and fringe benefits or other servicing and administrative expenses, were billed to us by HBEU and reported as Support services from HSBC affiliates. Additionally, during the first quarter of 2006, the information technology equipment in the U.K. was sold to HBEU for a purchase price equal to the book value of these assets of $8 million.

20.	Stock Option Plans

As discussed in Note 3, “Discontinued Operations – United Kingdom,” we sold all of the common stock of the holding company for our U.K. Operations to HOHU in May 2008. Certain employees of our U.K. Operations participated in the HSBC Restricted Share Plan/Group Share Plan. As a result of this transaction, 257,528 shares with a fair value of $3 million were transferred to HOHU on May 31, 2008. The employees of our U.K. Operations did not have any stock options or restricted stock rights outstanding under the various other stock compensation plans described below at the time of the sale. The disclosures below continue to include these shares of the employees of our U.K. Operations. In our 2008 Form 10-K, these shares will be reflected as a transfer out of the HSBC Restricted Share Plan/Group Share Plan.

Stock Option Plans The HSBC Holdings Group Share Option Plan (the “Group Share Option Plan”), which replaced the former Household stock option plans, was a long-term incentive compensation plan available to certain employees prior to 2005. Grants were usually made annually. At the 2005 HSBC Annual Meeting of Stockholders, HSBC adopted and the shareholders’ approved the HSBC Share Plan (“Group Share Plan”) to replace this plan. Since 2004, no further options have been granted to employees although stock option grants from previous years remain in effect subject to the same conditions as before. In lieu of options, these employees received grants of shares of HSBC stock subject to certain vesting conditions as discussed further below. If the performance conditions are not met by year 5, the options will be forfeited. Options granted to employees in 2004 vest 100 percent upon the attainment of certain company performance conditions and expire ten years from the date of grant. Such options were granted at market value. Compensation expense related to the Group Share Option Plan, which is recognized over the vesting period, totaled $3 million in 2007, $6 million in 2006 and $6 million in 2005.

HSBC Finance Corporation

Information with respect to the Group Share Option Plan is as follows:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
	HSBC	Average	HSBC	Average	HSBC	Average
	Ordinary	Price per	Ordinary	Price per	Ordinary	Price per
	Shares	Share	Shares	Share	Shares	Share

Outstanding at beginning of year	6,060,800	$14.97	6,100,800	$14.97	6,245,800	$14.96
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Transferred	-	-	-	-	(105,000)	14.64
Expired or canceled	-	-	(40,000)	14.37	(40,000)	14.37

Outstanding at end of year	6,060,800	14.97	6,060,800	14.97	6,100,800	14.97

Exercisable at end of year	3,879,800	$15.31	2,909,850	$15.31	-	$-

Weighted-average fair value of options granted		$-		$-		$-

The transfers in 2005 shown above primarily relate to certain of our U.K. employees who were transferred to HBEU as part of the sale of our U.K. credit card business in December 2005.

The following table summarizes information about stock options outstanding under the Group Share Option Plan at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of exercise prices	Outstanding	Life	Price	Outstanding	Price

$12.51 – 15.00	2,181,000	6.34	14.37	-	$-
$15.01 – 17.50	3,879,800	5.85	15.31	3,879,800	$15.31

Prior to our acquisition by HSBC, certain employees were eligible to participate in the former Household stock option plan. Employee stock options generally vested equally over four years and expired 10 years from the date of grant. Upon completion of our acquisition by HSBC, all options granted prior to November 2002 vested and became outstanding options to purchase HSBC ordinary shares. Options granted under the former Household plan subsequent to October 2002 were converted into options to purchase ordinary shares of HSBC, but did not vest under the change in control. Compensation expense related to the former Household plan totaled $2 million in 2007, $3 million in 2006 and $6 million in 2005. All shares under the former Household plan are now fully vested.

HSBC Finance Corporation

Information with respect to stock options granted under the former Household plan is as follows:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
	HSBC	Average	HSBC	Average	HSBC	Average
	Ordinary	Price per	Ordinary	Price per	Ordinary	Price per
	Shares	Share	Shares	Share	Shares	Share

Outstanding at beginning of year	25,995,589	$17.34	36,032,006	$16.09	38,865,993	$15.71
Granted	-	-	-	-	-	-
Exercised	(4,877,586)	14.51	(9,825,954)	12.73	(2,609,665)	10.92
Transferred in/(out)	172,976	18.66	47,580	8.62	(142,292)	12.15
Expired or canceled	(131,068)	10.24	(258,043)	16.78	(82,030)	7.97

Outstanding at end of year	21,159,911	$18.04	25,995,589	$17.34	36,032,006	$16.09

Exercisable at end of year	21,159,911	$18.04	25,995,589	$17.34	34,479,337	$16.21

The transfers shown above primarily relate to employees who have transferred between HTSU and us during each year and to certain of our U.K. employees who were transferred to HBEU as part of the sale of our U.K. credit card business in December 2005.

The following table summarizes information about the number of HSBC ordinary shares subject to outstanding stock options under the former Household plan, at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of exercise prices	Outstanding	Life	Price	Outstanding	Price

$ 1.00 – $ 5.00	7,251	.78	1.99	7,251	1.99
$10.01 – $12.50	2,307,172	4.90	10.66	2,307,172	10.66
$12.51 – $15.00	1,142,504	1.15	13.75	1,142,504	13.75
$15.01 – $17.50	4,518,173	1.83	16.95	4,518,173	16.95
$17.51 – $20.00	5,720,489	2.84	18.41	5,720,489	18.41
$20.01 – $25.00	7,464,322	3.87	21.37	7,464,322	21.37

Restricted Share Plans Subsequent to our acquisition by HSBC, key employees have been provided awards in the form of restricted shares (“RSRs”) under HSBC’s Restricted Share Plan prior to 2005 and under the Group Share Plan beginning in 2005. These shares have been granted as both time vested (3 year vesting) and/or performance contingent (3 and 4 year vesting) awards. We also issue a small number of off-cycle grants each year for recruitment and retention. These RSR awards vest over a varying period of time depending on the nature of the award, the longest of which vests over a five year period. Annual awards to employees in 2004 vest over five years contingent upon the achievement of certain company performance targets.

HSBC Finance Corporation

Information with respect to RSRs awarded under HSBC’s Restricted Share Plan/Group Share Plan, all of which are in HSBC ordinary shares, is as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

RSRs awarded	4,028,913	4,959,838	6,669,152
Weighted-average fair market value per share	$17.67	$16.96	$15.86
RSRs outstanding at December 31	15,312,635	14,326,693	11,787,706
Compensation cost: (in millions)
Pre-tax	$92	$82	$42
After-tax	58	52	27

Prior to the merger, Household’s executive compensation plans also provided for issuance of RSRs which entitled an employee to receive a stated number of shares of Household common stock if the employee satisfied the conditions set by the Compensation Committee for the award. Upon completion of the merger with HSBC, all RSRs granted under the former Household plan prior to November 2002 vested and became outstanding shares of HSBC. RSRs granted under the former Household plan subsequent to October 2002 were converted into rights to receive HSBC ordinary shares. Upon vesting, the employee can elect to receive either HSBC ordinary shares or American depository shares.

Information with respect to RSRs awarded under the pre-merger Household plan, all of which are in HSBC ordinary shares, is as follows:

	2007	2006	2005

RSRs awarded	-	-	-
Weighted-average fair market value per share	$-	$-	$-
RSRs outstanding at December 31	55,612	653,900	1,309,073
Compensation cost: (in millions)
Pre-tax	$5	$4	$6
After-tax	3	2	4

Employee Stock Purchase Plans The HSBC Holdings Savings-Related Share Option Plan (the “HSBC Sharesave Plan”), which replaced the former Household employee stock purchase plan, allows eligible employees to enter into savings contracts to save up to approximately $500 per month, with the option to use the savings to acquire ordinary shares of HSBC at the end of the contract period. There are currently three types of plans offered which allow the participant to select saving contracts of a 1, 3 or 5 year length. The 1 year contract period was offered for the first time in 2006. The options for the 1 year plan are automatically exercised if the current share price is at or above the strike price, which is at a 15 percent discount to the fair market value of the shares on grant date. If the current share price is below the strike price, the participants have the ability to exercise the option during the six months following the maturity date if the share price rises. The options under the 3 and 5 year plans are exercisable within six months following the third or fifth year, respectively, of the commencement of the related savings contract, at a 20 percent discount for options granted in 2007, 2006 and 2005. HSBC ordinary shares granted and the related fair value of the options for 2007, 2006 and 2005 are presented below:

	2007		2006		2005
	HSBC	Fair Value	HSBC	Fair Value	HSBC	Fair Value
	Ordinary	per Share of	Ordinary	per Share of	Ordinary	per Share of
	Shares	Shares	Shares	Shares	Shares	Shares
	Granted	Granted	Granted	Granted	Granted	Granted

1 year vesting period	389,066	$3.71	296,410	$2.60	-	-
3 year vesting period	894,149	4.25	598,814	3.43	1,064,168	$3.73
5 year vesting period	214,600	4.09	124,563	3.49	236,782	3.78

HSBC Finance Corporation

Compensation expense related to the grants under the HSBC Sharesave Plan totaled $7 million in 2007, $5 million in 2006 and $6 million in 2005.

The fair value of each option granted under the HSBC Sharesave Plan was estimated as of the date of grant using a third party option pricing model. The significant assumptions used to estimate the fair value of the options granted by year are as follows:

	2007	2006	2005

Risk-free interest rate	4.55% – 4.90%	4.99% – 5.01%	4.3%
Expected life	1, 3 or 5 years	1, 3 or 5 years	3 or 5 years
Expected volatility	17.0%	17.0%	20.0%

21.	Pension and Other Postretirement Benefits

Defined Benefit Pension Plans In November 2004, sponsorship of the domestic defined benefit pension plan of HSBC Finance Corporation and the domestic defined benefit pension plan of HSBC Bank USA were transferred to HSBC North America. Effective January 1, 2005, the two separate plans were combined into a single HSBC North America defined benefit pension plan which facilitates the development of a unified employee benefit policy and unified employee benefit plan administration for HSBC companies operating in the United States. As a result, the pension liability relating to our domestic defined benefit plan was transferred to HSBC North America as a capital transaction in the first quarter of 2005.

The components of pension expense for the domestic defined benefit plan reflected in our consolidated statement of income (loss) are shown in the table below. Pension expense reflects the portion of the pension expense of the combined HSBC North America pension plan which has been allocated to HSBC Finance Corporation.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Service cost – benefits earned during the period	$55	$48	$46
Interest cost on projected benefit obligation	66	60	54
Expected return on assets	(83)	(77)	(78)
Amortization of prior service cost	-	-	-
Recognized losses (gains)	9	15	4

Pension expense	$47	$46	$26

The assumptions used in determining pension expense of the domestic defined benefit plan are as follows:

	2007	2006	2005

Discount rate	5.90%	5.70%	6.00%
Salary increase assumption	3.75	3.75	3.75
Expected long-term rate of return on plan assets	8.00	8.00	8.33

HSBC North America retains both an unrelated third party as well as an affiliate to provide investment consulting services. Given the plan’s current allocation of equity and fixed income securities and using investment return assumptions which are based on long term historical data, the long term expected return for plan assets is reasonable. The funded status of the post-merger HSBC North America pension plan and not the interests of HSBC Finance Corporation at December 31, 2007 was a liability of $130 million.

A reconciliation of beginning and ending balances of the fair value of plan assets associated with the domestic defined benefit pension plan is shown below. The activity shown below reflects the activity of the merged HSBC North America plan.

HSBC Finance Corporation

Year ended December 31,	2007	2006

	(in millions)

Fair value of plan assets at beginning of year	$2,567	$2,383
Actual return on plan assets	186	246
Employer contributions	-	-
Benefits paid	(136)	(62)

Fair value of plan assets at end of year	$2,617	$2,567

It is currently not anticipated that employer contributions to the domestic defined benefit plan will be made in 2008.

The allocation of the domestic pension plan assets at December 31, 2007 and 2006 is as follows:

Percentage of plan assets at December 31,	2007	2006

Equity securities	68%	69%
Debt securities	31	30
Other	1	1

Total	100%	100%

There were no investments in HSBC ordinary shares or American depository shares at December 31, 2007 or 2006.

The primary objective of the defined benefit pension plan is to provide eligible employees with regular pension benefits. Since the domestic plans are governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), ERISA regulations serve as guidance for the management of plan assets. Consistent with prudent standards of preservation of capital and maintenance of liquidity, the goals of the plans are to earn the highest possible rate of return consistent with the tolerance for risk as determined by the investment committee in its role as a fiduciary. In carrying out these objectives, short-term fluctuations in the value of plan assets are considered secondary to long-term investment results. Both a third party and an affiliate are used to provide investment consulting services such as recommendations on the type of funds to be invested in and monitoring the performance of fund managers. In order to achieve the return objectives of the plans, the plans are diversified to ensure that adverse results from one security or security class will not have an unduly detrimental effect on the entire investment portfolio. Assets are diversified by type, characteristic and number of investments as well as by investment style of management organization. Equity securities are invested in large, mid and small capitalization domestic stocks as well as international stocks.

A reconciliation of beginning and ending balances of the projected benefit obligation of the domestic defined benefit pension plan is shown below and reflects the projected benefit obligation of the merged HSBC North America plan.

Year ended December 31,	2007	2006

	(in millions)

Projected benefit obligation at beginning of year	$2,698	$2,530
Service cost	111	102
Interest cost	159	145
Actuarial (gains) losses	(85)	(17)
Benefits paid	(136)	(62)

Projected benefit obligation at end of year	$2,747	$2,698

Our share of the projected benefit obligation was approximately $1.1 billion at December 31, 2007 and 2006. The accumulated benefit obligation for the post-merger domestic HSBC North America defined benefit pension plan was $2.4 billion at December 31, 2007 and 2006. Our share of the accumulated benefit obligation was approximately $1.0 billion at December 31, 2007 and 2006.

HSBC Finance Corporation

Estimated future benefit payments for the HSBC North America domestic defined benefit plan and HSBC Finance Corporation’s share of those payments are as follows:

	HSBC	HSBC Finance
	North	Corporation’s
	America	Share

	(in millions)

2008	$133	$65
2009	142	69
2010	151	73
2011	163	79
2012	181	89
2013-2017	1,027	463

The assumptions used in determining the projected benefit obligation of the domestic defined benefit plans at December 31 are as follows:

	2007	2006	2005

Discount rate	6.55%	5.90%	5.70%
Salary increase assumption	3.75	3.75	3.75

Foreign Defined Benefit Pension Plans We sponsor additional defined benefit pension plans for our Canadian based employees. Pension expense for our Canadian defined benefit pension plans was $2 million in 2007 and 2006 and $1 million in 2005. For our Canadian defined benefit pension plans, the fair value of plan assets was $99 million at December 31, 2007 and $82 million at December 31, 2006. The projected benefit obligation for our Canadian defined benefit pension plans was $112 million at December 31, 2007 and $95 million at December 31, 2006.

Supplemental Retirement Plan A non-qualified supplemental retirement plan is also provided. This plan, which is currently unfunded, provides eligible employees defined pension benefits outside the qualified retirement plan. Benefits are based on average earnings, years of service and age at retirement. The projected benefit obligation was $136 million at December 31, 2007 and $92 million at December 31, 2006. Pension expense related to the supplemental retirement plan was $30 million in 2007 and $11 million in 2006 and 2005.

Defined Contribution Plans Various 401(k) savings plans and profit sharing plans exist for employees meeting certain eligibility requirements. Under these plans, each participant’s contribution is matched by the company up to a maximum of 6 percent of the participant’s compensation. Company contributions are in the form of cash. Total expense for these plans for HSBC Finance Corporation was $70 million in 2007, $89 million in 2006 and $79 million in 2005.

Effective January 1, 2005, HSBC Finance Corporation’s 401(k) savings plans merged with the HSBC Bank USA’s 401(k) savings plan under HSBC North America.

Postretirement Plans Other Than Pensions Our employees also participate in plans which provide medical, dental and life insurance benefits to retirees and eligible dependents. These plans cover substantially all employees who meet certain age and vested service requirements. We have instituted dollar limits on our payments under the plans to control the cost of future medical benefits.

HSBC Finance Corporation

The net postretirement benefit cost included the following:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005

	(in millions)

Service cost – benefits earned during the period	$5	$6	$5
Interest cost	14	14	15
Expected return on assets	-	-	-
Amortization of prior service cost	-	-	-
Recognized (gains) losses	(1)	-	-

Net periodic postretirement benefit cost	$18	$20	$20

The assumptions used in determining the net periodic postretirement benefit cost for our domestic postretirement benefit plans are as follows:

	2007	2006	2005

Discount rate	5.90%	5.70%	6.00%
Salary increase assumption	3.75	3.75	3.75

A reconciliation of the beginning and ending balances of the accumulated postretirement benefit obligation is as follows:

Year ended December 31,	2007	2006

	(in millions)

Accumulated benefit obligation at beginning of year	$232	$242
Service cost	5	6
Interest cost	14	14
Foreign currency exchange rate changes	4	-
Actuarial gains	(3)	(8)
Benefits paid	(21)	(22)

Accumulated benefit obligation at end of year	$231	$232

Our postretirement benefit plans are funded on a pay-as-you-go basis. We currently estimate that we will pay benefits of approximately $16 million relating to our postretirement benefit plans in 2008. The funded status of our postretirement benefit plans was a liability of $231 million at December 31, 2007.

Estimated future benefit payments for our domestic plans are as follows:

(in millions)

2008	$16
2009	17
2010	17
2011	17
2012	18
2013-2017	89

HSBC Finance Corporation

The assumptions used in determining the benefit obligation of our domestic postretirement benefit plans at December 31 are as follows:

	2007	2006	2005

Discount rate	6.55%	5.90%	5.70%
Salary increase assumption	3.75	3.75	3.75

A 9.6 percent annual rate of increase in the gross cost of covered health care benefits was assumed for 2007. This rate of increase is assumed to decline gradually to 5.0 percent in 2014.

Assumed health care cost trend rates have an effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would increase (decrease) service and interest costs and the postretirement benefit obligation as follows:

	One Percent	One Percent
	Increase	Decrease

	(in millions)

Effect on total of service and interest cost components	$.6	$(.5)
Effect on postretirement benefit obligation	7	(7)

22.	Business Segments

We have two reportable segments: Consumer and Card and Retail Services. Our segments are managed separately and are characterized by different middle-market consumer lending products, origination processes, and locations. Our segment results are reported on a continuing operations basis.

Our Consumer segment consists of our Consumer Lending, Mortgage Services and Auto Finance businesses. The Consumer segment provides real estate secured, auto finance, personal non-credit card and private label loans. Loans are offered with both revolving and closed-end terms and with fixed or variable interest rates. Loans are originated through branch locations, direct mail, or telemarketing. Products are also offered and customers serviced through the Internet. Prior to the first quarter of 2007, we acquired loans through correspondent channels and prior to September 2007 we originated loans through mortgage brokers.

Our Card and Retail Services segment includes our domestic MasterCard, Visa, private label and other credit card operations. The Card and Retail Services segment offers these products throughout the United States primarily via strategic affinity and co-branding relationships, direct mail, and our branch network to non-prime customers. Products are also offered and customers serviced through the Internet. We also cross sell our credit cards to existing real estate secured, private label, auto finance and tax services customers.

The All Other caption includes our Insurance, Taxpayer Financial Services and Commercial businesses, each of which falls below the quantitative threshold tests under Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”), for determining reportable segments, as well as our corporate and treasury activities. Fair value adjustments related to purchase accounting resulting from our acquisition by HSBC and related amortization have been allocated to Corporate, which is included in the “All Other” caption within our segment disclosure.

Our segment results are presented on an IFRS Management Basis (a non-U.S. GAAP financial measure) as operating results are monitored and reviewed, trends are evaluated and decisions about allocating resources such as employees are made almost exclusively on an IFRS Management Basis since we report results to our parent, HSBC, who prepares its consolidated financial statements in accordance with IFRSs. IFRS Management Basis results are IFRSs results adjusted to assume that the private label and real estate secured receivables transferred to HSBC Bank USA have not been sold and remain on our balance sheet. IFRS Management Basis also assumes that the purchase accounting fair value adjustments relating to our acquisition by HSBC have been “pushed down” to HSBC Finance Corporation. Operations are monitored and trends are evaluated on an IFRS Management Basis because the customer loan sales to HSBC Bank USA were conducted primarily to appropriately fund prime customer loans

HSBC Finance Corporation

within HSBC and such customer loans continue to be managed and serviced by us without regard to ownership. However, we continue to monitor capital adequacy, establish dividend policy and report to regulatory agencies on a U.S. GAAP basis. A summary of the significant differences between U.S. GAAP and IFRSs as they impact our results are summarized below:

Securitizations – On an IFRSs basis, securitized receivables are treated as owned. Any gains recorded under U.S. GAAP on these transactions are reversed. An owned loss reserve is established. The impact from securitizations resulting in higher net income under IFRSs is due to the recognition of income on securitized receivables under U.S. GAAP in prior periods.

Derivatives and hedge accounting (including fair value adjustments) – The IFRSs derivative accounting model is similar to U.S. GAAP requirements. Prior to January 1, 2007, the differences between U.S. GAAP and IFRSs related primarily to the fact that a different population of derivatives qualified for hedge accounting under IFRSs than U.S. GAAP and that HSBC Finance Corporation had elected the fair value option under IFRSs on a significant portion of its fixed rate debt which was being hedged by receive fixed swaps. Prior to the issuance of FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS No. 159”) in February 2007, U.S. GAAP did not permit the use of the fair value option. As a result of our early adoption of SFAS No. 159 which is more fully discussed in Note 2, “Summary of Significant Accounting Policies,” effective January 1, 2007, we utilize fair value option reporting for the same fixed rate debt issuances under both U.S. GAAP and IFRSs.

Intangible assets and goodwill – Intangible assets under IFRSs are significantly lower than those under U.S. GAAP as the newly created intangibles associated with our acquisition by HSBC are reflected in goodwill for IFRSs which results in a higher goodwill balance under IFRSs. As a result, amortization of intangible assets is lower under IFRSs and the amount of goodwill allocated to our Mortgage Services, Consumer Lending and Auto Finance businesses and written off during 2007 is greater under IFRSs.

Purchase accounting adjustments – There are differences in the valuation of assets and liabilities under U.K. GAAP (which were carried forward into IFRSs) and U.S. GAAP which result in a different amortization for the HSBC acquisition. Additionally there are differences in the valuation of assets and liabilities under IFRSs and U.S. GAAP resulting from the Metris acquisition in December 2005.

Deferred loan origination costs and premiums – Under IFRSs, loan origination cost deferrals are more stringent and result in lower costs being deferred than permitted under U.S. GAAP. In addition, all deferred loan origination fees, costs and loan premiums must be recognized based on the expected life of the receivables under IFRSs as part of the effective interest calculation while under U.S. GAAP they may be amortized on either a contractual or expected life basis.

Credit loss impairment provisioning – IFRSs requires a discounted cash flow methodology for estimating impairment on pools of homogeneous customer loans which requires the incorporation of the time value of money relating to recovery estimates. Also under IFRSs, future recoveries on charged-off loans are accrued for on a discounted basis and interest is recorded based on collectibility.

Loans held for resale – IFRSs requires loans held for resale to be treated as trading assets and recorded at their fair market value. Under U.S. GAAP, loans held for resale are designated as loans on the balance sheet and recorded at the lower of amortized cost or market. Under U.S. GAAP, the income and expenses related to loans held for sale are reported similarly to loans held for investment. Under IFRSs, the income and expenses related to loans held for sale are reported in other operating income.

HSBC Finance Corporation

Interest recognition – The calculation of effective interest rates under IFRS 39 requires an estimate of “all fees and points paid or recovered between parties to the contract” that are an integral part of the effective interest rate be included. In June 2006, we implemented a methodology for calculating the effective interest rate for introductory rate credit card receivables under IFRSs over the expected life of the product. In December 2006, we implemented a methodology to include prepayment penalties as part of the effective interest rate and recognized such penalties over the expected life of the receivables. U.S. GAAP generally prohibits recognition of interest income to the extent the net interest in the loan would increase to an amount greater than the amount at which the borrower could settle the obligation. Also under U.S. GAAP, prepayment penalties are generally recognized as received.

Other – There are other less significant differences between IFRSs and U.S. GAAP relating to pension expense, severance and closure costs, changes in tax estimates and other miscellaneous items.

See “Basis of Reporting” in Item 7. Management’s Discussion and Analysis of Financial Condition and results of Operations in the 2007 Form 10-K for a more complete discussion of differences between U.S. GAAP and IFRSs.

For segment reporting purposes, intersegment transactions have not been eliminated. We generally account for transactions between segments as if they were with third parties.

HSBC Finance Corporation

Reconciliation of our IFRS Management Basis segment results to the U.S. GAAP consolidated totals are as follows:

							IFRS
		Card					Management
		and			Adjustments/		Basis	Management			U.S. GAAP
		Retail	All		Reconciling		Consolidated	Basis	IFRS	IFRS	Consolidated
	Consumer	Services	Other		Items		Totals	Adjustments(6)	Adjustments(5)	Reclassifications(8)	Totals

	(in millions)

Year Ended December 31, 2007
Net interest income	$7,100	$4,776	$(761)		$-		$11,115	$(1,383)	$124	$391	$10,247
Other operating income (Total other revenues)	(192)	3,793	2,138		(293	)(1)	5,446	98	(237)	675	5,982
Loan impairment charges (Provision for credit losses)	7,695	3,873	(2)		4	(2)	11,570	(1,185)	86	161	10,632
Operating expenses (Total costs and expenses)	2,462	2,437	6,093		-		10,992	14	(1,020)	757	10,743
Income tax expense (benefit)	(1,201)	823	(12)		(110	)(3)	(500)	(25)	(387)	53	(859)
Income (loss) from continuing operations	(2,048)	1,436	(4,702)		(187)		(5,501)	(89)	1,208	95	(4,287)
Customer loans (Receivables)	117,464	49,733	159		-		167,356	(21,729)	84	5,142	150,853
Assets	113,675	48,931	27,614		(8,090	)(4)	182,130	(20,955)	(5,841)	5,099	160,433
Intersegment revenues	211	71	11		(293	)(1)	-	-	-	-	-
Depreciation and amortization	53	64	98		-		215	-	162	(37)	340
Goodwill	-	530	3,284		-		3,814	-	(1,259)	272	2,827
Expenditures for long-lived assets(7)	16	-	103		-		119	-	-	12	131

Year Ended December 31, 2006
Net interest income	$7,406	$4,333	$(743	)(9)	$-		$10,996	$(1,257)	$(172)	$265	$9,832
Other operating income (Total other revenues)	367	2,902	714		(291	)(1)	3,692	267	232	584	4,775
Loan impairment charges (Provision for credit losses)	4,353	2,129	(2)		6	(2)	6,486	(653)	216	88	6,137
Operating expenses (Total costs and expenses)	2,431	2,409	587		-		5,427	(18)	(35)	637	6,011
Income tax expense (benefit)	351	961	(313)		(110	)(3)	889	(98)	60	35	886
Income (loss) from continuing operations	638	1,736	(301)		(187)		1,886	(221)	(181)	89	1,573
Customer loans (Receivables)	126,552	46,366	193		-		173,111	(21,380)	(723)	3,867	154,875
Assets	127,329	47,845	29,235		(8,197	)(4)	196,212	(21,930)	(5,695)	3,981	172,568
Intersegment revenues	206	56	29		(291	)(1)	-	-	-	-	-
Depreciation and amortization	33	67	120		-		220	-	179	(21)	378
Goodwill	46	530	8,812		-		9,388	-	(3,049)	229	6,568
Expenditures for long-lived assets(7)	76	1	58		-		135	-	-	5	140

Year Ended December 31, 2005
Net interest income	$7,078	$3,473	$(807)		$-		$9,744	$(1,432)	$(659)	$275	$7,928
Other operating income (Total other revenues)	446	2,259	849		(140	)(1)	3,414	417	(315)	627	4,143
Loan impairment charges (Provision for credit losses)	2,737	2,078	(41)		9	(2)	4,783	(660)	(282)	243	4,084
Operating expenses (Total costs and expenses)	2,247	1,825	566		-		4,638	(22)	76	527	5,219
Income tax expense (benefit)	921	655	(360)		(54	)(3)	1,162	(113)	(167)	46	928
Income (loss) from continuing operations	1,619	1,174	(123)		(95)		2,575	(220)	(601)	86	1,840
Customer loans (Receivables)	110,970	43,104	210		-		154,284	(21,655)	(3,674)	3,213	132,168
Assets	112,970	45,858	26,022		(8,219	)(4)	176,631	(21,531)	(8,897)	3,214	149,417
Intersegment revenues	90	38	12		(140	)(1)	-	-	-	-	-
Depreciation and amortization	40	29	137		-		206	-	237	(53)	390
Goodwill	-	521	8,812		-		9,333	-	(2,950)	229	6,612
Expenditures for long-lived assets(7)	23	526	39		-		588	-	1	9	598

(1)	Eliminates intersegment revenues.

(2)	Eliminates bad debt recovery sales between operating segments.

(3)	Tax benefit associated with items comprising adjustments/reconciling items.

(4)	Eliminates investments in subsidiaries and intercompany borrowings.

HSBC Finance Corporation

(5)	IFRS Adjustments, which have been described more fully above, consist of the following:

			Provision	Total	Income
	Net		for	Costs	Tax	Income from
	Interest	Other	Credit	and	Expense	Continuing		Total
	Income	Revenues	Losses	Expenses	(Benefit)	Operations	Receivables	Assets

	(in millions)

Year Ended December 31, 2007
Securitizations	$(63)	$35	$3	$-	$(11)	$(20)	$(244)	$(495)
Derivatives and hedge accounting	280	(283)	-	-	-	(3)	-	(4,501)
Goodwill and intangible assets	-	-	-	(843)	(546)	1,389	-	(117)
Purchase accounting	47	28	66	(71)	101	(21)	31	284
Deferred loan origination costs and premiums	(161)	(7)	-	(153)	(6)	(9)	371	371
Credit loss impairment provisioning	(3)	13	22	36	(18)	(30)	(81)	(211)
Loans held for resale	57	(15)	-	3	15	24	6	(6)
Interest recognition	(17)	-	-	-	(7)	(10)	(78)	(78)
Other	(16)	(8)	(5)	8	85	(112)	79	(1,088)

Total	$124	$(237)	$86	$(1,020)	$(387)	$1,208	$84	$(5,841)

Year Ended December 31, 2006
Securitizations	$(244)	$89	$25	$-	$(62)	$(118)	$(948)	$(905)
Derivatives and hedge accounting	(33)	277	-	-	90	154	-	(4,181)
Goodwill and intangible assets	-	(15)	-	179	(66)	(128)	-	(1,460)
Purchase accounting	197	64	195	(4)	30	40	120	(42)
Deferred loan origination costs and premiums	(144)	2	-	(198)	19	37	457	457
Credit loss impairment provisioning	(23)	(3)	(4)	-	(10)	(12)	(178)	(284)
Loans held for resale	125	(202)	-	(32)	(17)	(28)	(157)	38
Interest recognition	4	(23)	-	-	(9)	(10)	(61)	(61)
Other	(54)	43	-	20	85	(117)	44	743

Total	$(172)	$232	$216	$(35)	$60	$(181)	$(723)	$(5,695)

Year Ended December 31, 2005
Securitizations	$(900)	$(145)	$(334)	$-	$(263)	$(448)	$(5,415)	$(6,563)
Derivatives and hedge accounting	(41)	(158)	-	-	(72)	(127)	-	(2,866)
Goodwill and intangible assets	-	(281)	-	272	(100)	(453)	-	(1,182)
Purchase accounting	363	224	51	(51)	161	426	169	(83)
Deferred loan origination costs and premiums	(183)	2	-	(176)	(2)	(3)	419	419
Credit loss impairment provisioning	(43)	34	(45)	-	15	21	(190)	(290)
Loans held for resale	126	(79)	-	44	1	2	-	-
Interest recognition	7	-	-	-	2	5	-	-
Other	12	88	46	(13)	91	(24)	1,343	1,668

Total	$(659)	$(315)	$(282)	$76	$(167)	$(601)	$(3,674)	$(8,897)

HSBC Finance Corporation

(6)	Management Basis Adjustments, which represent the private label and real estate secured receivables transferred to HBUS, consist of the following:

			Provision	Total	Income
	Net		for	Costs	Tax
	Interest	Other	Credit	and	Expense	Net		Total
	Income	Revenues	Losses	Expenses	(Benefit)	Income	Receivables	Assets

	(in millions)

Year Ended December 31, 2007
Private label receivables	$(1,329)	$86	$(1,120)	$15	$(34)	$(104)	$(19,256)	$(18,650)
Real estate secured receivables	(57)	12	(65)	(1)	8	13	(2,473)	(2,465)
Other	3	-	-	-	1	2	-	160

Total	$(1,383)	$98	$(1,185)	$14	$(25)	$(89)	$(21,729)	$(20,955)

Year Ended December 31, 2006
Private label receivables	$(1,179)	$251	$(631)	$(17)	$(84)	$(196)	$(18,145)	$(18,668)
Real estate secured receivables	(99)	16	(22)	(1)	(21)	(39)	(3,235)	(3,264)
Other	21	-	-	-	7	14	-	2

Total	$(1,257)	$267	$(653)	$(18)	$(98)	$(221)	$(21,380)	$(21,930)

Year Ended December 31, 2005
Private label receivables	$(1,312)	$399	$(625)	$(22)	$(88)	$(178)	$(17,127)	$(16,973)
Real estate secured receivables	(155)	18	(35)	-	(37)	(65)	(4,531)	(4,556)
Other	35	-	-	-	12	23	3	(2)

Total	$(1,432)	$417	$(660)	$(22)	$(113)	$(220)	$(21,655)	$(21,531)

(7)	Includes goodwill associated with purchase business combinations other than the HSBC merger as well as capital expenditures.

(8)	Represents differences in balance sheet and income statement presentation between IFRS and U.S. GAAP.

(9)	In 2006, the “All Other” caption includes a cumulative adjustment to net interest income of approximately $207 million, largely to correct the amortization of purchase accounting adjustments related to certain debt that was not included in the fair value option adjustments under IFRSs in 2005. A portion of the amount recognized would otherwise have been recorded for the year ended December 31, 2005.

23.	Commitments and Contingent Liabilities

Lease Obligations: We lease certain offices, buildings and equipment for periods which generally do not exceed 25 years. The leases have various renewal options. The office space leases generally require us to pay certain operating expenses. Net rental expense under operating leases was $179 million in 2007, $118 million in 2006 and $110 million in 2005.

We have lease obligations on certain office space which has been subleased through the end of the lease period. Under these agreements, the sublessee has assumed future rental obligations on the lease.

Future net minimum lease commitments under noncancelable operating lease arrangements were:

	Minimum	Minimum
	Rental	Sublease
Year ending December 31,	Payments	Income	Net

	(in millions)

2008	$150	$36	$114
2009	117	25	92
2010	84	15	69
2011	53	5	48
2012	27	2	25
Thereafter	67	-	67

Net minimum lease commitments	$498	$83	$415

HSBC Finance Corporation

In January 2006 we entered into a lease for a building in the Village of Mettawa, Illinois. The new facility will consolidate our Prospect Heights, Mount Prospect and Deerfield offices. Construction of the building began in the spring of 2006 and the relocation is planned for the first and second quarters of 2008. The future lease payments for this building are currently estimated as follows:

(in millions)

2008	$5
2009	11
2010	11
2011	11
2012	11
Thereafter	104

$153

Litigation: Both we and certain of our subsidiaries are parties to various legal proceedings resulting from ordinary business activities relating to our current and/or former operations which affect all three of our reportable segments. Certain of these activities are or purport to be class actions seeking damages in significant amounts. These actions include assertions concerning violations of laws and/or unfair treatment of consumers.

Due to the uncertainties in litigation and other factors, we cannot be certain that we will ultimately prevail in each instance. Also, as the ultimate resolution of these proceedings is influenced by factors that are outside of our control, it is reasonably possible our estimated liability under these proceedings may change. However, based upon our current knowledge, our defenses to these actions have merit and any adverse decision should not materially affect our consolidated financial condition, results of operations or cash flows.

Other Commitments: At December 31, 2006, we had a commitment to lend up to $3.0 billion to H&R Block to fund the purchase of a participation interest in refund anticipation loans. H&R Block borrowed funds under this commitment during the 2007 tax season. All outstanding balances were paid in full and the commitment expired during the second quarter of 2007. In January 2008, we extended another line of credit to lend up to $3.0 billion to H&R Block to fund the purchase of a participation interest in refund anticipation loans.

24.	Fair Value Measurements

Effective January 1, 2007, we elected to early adopt FASB Statement No. 157, “Fair Value Measurements,” (“SFAS No. 157”). SFAS No. 157 establishes a single authoritative definition of value, sets out a framework for measuring fair value, and provides a hierarchal disclosure framework for assets and liabilities measured at fair value. The adoption of SFAS No. 157 did not have any impact on our financial position or results of operations. Presented below is information about assets and liabilities recorded in our consolidated balance sheet at fair value on a recurring basis, assets and liabilities recorded in our consolidated balance sheet at fair value on a nonrecurring basis and disclosures about the fair value of our financial instruments as required by FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” (“SFAS No. 107”).

Assets and Liabilities Recorded at Fair Value on a Recurring Basis The following table presents information about our assets and liabilities recorded in our consolidated balance sheet at their fair value on a recurring basis as of December 31, 2007, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. In general, fair values determined by Level 1 inputs use quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Fair values determined by Level 2 inputs use inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets where there are few transactions and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted

HSBC Finance Corporation

intervals. Level 3 inputs are unobservable inputs for the asset or liability and include situations where there is little, if any, market activity for the asset or liability.

	Assets	Quoted
	(Liabilities)	Prices in	Significant
	Measured at	Active	Other	Significant
	Fair Value at	Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2007	(Level 1)	(Level 2)	(Level 3)

	(in millions)

Risk management related derivatives, net(1)	$3,775	$-	$3,775	$-
Securities purchased under agreements to resell	1,506	1,506	-	-
Available for sale securities	3,152	267	2,885	-
Real estate owned(2)	1,151	-	1,151	-
Repossessed vehicles(2)	83	-	83	-
Long term debt carried at fair value	32,896	-	32,896	-

(1)	The fair value disclosed excludes swap collateral that we either receive or deposit with our interest rate swap counterparties. Such swap collateral is recorded on our balance sheet at an amount which “approximates fair value” as discussed in FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” and is netted on the balance sheet with the fair value amount recognized for derivative instruments.

(2)	The fair value disclosed is unadjusted for transaction costs as required by SFAS No. 157. The amounts recorded in the consolidated balance sheet are recorded net of transaction costs as required by FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The following summarizes the valuation techniques for assets recorded in our consolidated balance sheet at their fair value on a recurring basis:

Risk management related derivative, net – Where practical, quoted market prices will be used to determine fair value of these instruments. For non-exchange traded contracts, fair value is determined using discounted cash flow modeling techniques in lieu of market value quotes. At December 31, 2007, none of our risk management related derivatives have been valued using quoted market prices.

Securities purchased under agreements to resell – The fair value of securities purchased under agreements to resell generally approximates carrying value due to their short-term maturity.

Available for sale securities – Fair value is determined by a third party valuation source. For U.S. Treasury securities, pricing is provided by market makers and inter-dealer brokers. For non-callable corporate securities, a credit spread scale is created for each issuer for maturities out to forty years. These spreads are then added to the equivalent maturity U.S. Treasury yield to determine current pricing. Credit spreads are obtained from the new issue market, secondary trading levels and dealer quotes. For securities with early redemption features, an option adjusted spread (OAS) model is incorporated to adjust the spreads determined above.

Real estate owned – Fair value is determined based on third party appraisals obtained at the time we take title to the property and, if less than the carrying value of the loan, the carrying value of the loan is adjusted to the fair value. After three months on the market, the carrying value is further reduced, if necessary, to reflect observable local market data, including local area sales data.

Repossessed vehicles – Fair value is determined based on current Black Book values, which represent current observable prices in the auto auction market.

Long term debt carried at fair value – Fair value, including the credit and interest risk components, are determined by a third party using discounted cash flow models which take into consideration changes in interest rates as well as relevant trade data.

Assets and Liabilities Recorded at Fair Value on a Non-recurring Basis On a non-recurring basis, loans held for sale are recorded in our consolidated balance sheet at the lower of aggregate cost or fair value. At December 31, 2007, loans held for sale which have been recorded at fair value totaled $71 million, excluding $9 million of loans

HSBC Finance Corporation

held for sale for which the fair value exceeds our carrying value. Fair value is generally determined by estimating a gross premium or discount. The estimated gross premium or discount is derived from loan sales data over the last three months and pricing currently observable in the market, the weighted average coupon of the loans relative to market interest rates as well as market liquidity and loan related credit characteristics. Loans held for sale are considered to be Level 2 in the fair value hierarchy of valuation techniques. At December 31, 2007, loans held for sale with a carrying value of $129 million were written down to their current fair value resulting in an impairment charge of $58 million.

In accordance with the provisions of SFAS No. 142, goodwill with a carrying amount of $881 million allocated to our Mortgage Services business was written down to its implied fair value of $0 during the third quarter of 2007. Additionally, goodwill with a carrying amount of $2,774 million allocated to our Consumer Lending and Auto Finance businesses was written down to its implied fair value of $0 during the fourth quarter of 2007. Goodwill with a carrying amount of $378 million allocated to our discontinued U.K. Operations was written down to its implied fair value of $0 during the fourth quarter of 2007 and is included as a component of Income (loss) from discontinued U.K. Operations. For purposes of testing goodwill for impairment, we estimate the fair value of our reporting units using discounted cash flow models, which include such variables as revenue growth rates, expense trends, interest rates and terminal values which are based on evaluation of key data and market factors. The risk adjusted cost of capital, which is used to discount future cash flows, is generally derived from an appropriate capital asset pricing model, which itself depends on a number of financial and economic variables. Goodwill is considered to be Level 3 in the fair value hierarchy of valuation techniques.

Additionally, in accordance with SFAS No. 142, tradenames with a carrying amount of $700 million and customer relationships with a carrying amount of $158 million relating to our Consumer Lending business were written down to their implied fair value of $0 during the fourth quarter of 2007. We estimate the fair value of tradenames using discounted cash flow models, which include assumptions regarding revenue growth rates based on evaluation of key data and market factors as well as the risk adjusted cost of capital as discussed above. We estimate the fair value of our customer relationships using discounted cash flow models which include assumptions regarding receivable growth rates, receivable run-off rates and return on assets as well as the risk adjusted cost of capital. Intangible assets are considered to be Level 3 in the fair value hierarchy of valuation techniques.

Fair Value of Financial Instruments In accordance with SFAS No. 107, we have also estimated the fair value of all financial instruments in our consolidated balance sheet, including those financial instruments carried at cost, as presented in the table below. The fair value estimates, methods and assumptions set forth below for our financial instruments are made solely to comply with the requirements of SFAS No. 107 and should be read in conjunction with the financial statements and notes in this Annual Report.

The methodology we have historically utilized to estimate the fair value of our receivables, was not consistent with the framework for measuring fair value as outlined by SFAS No. 157. SFAS No. 157 has defined fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Accordingly, we have determined the fair value of our receivables in accordance with this new framework. The historical methodologies used to determine the fair value of all other financial instruments shown below is generally consistent with the framework for measuring fair value as outlined by SFAS No. 157.

HSBC Finance Corporation

The following is a summary of the carrying value and estimated fair value of our financial instruments for continuing operations at December 31, 2007:

	Carrying	Estimated
	Value(1)	Fair Value

	(in millions)

Assets:
Cash	$663	$663
Interest bearing deposits with banks	335	335
Securities purchased under agreements to resell	1,506	1,506
Securities	3,152	3,152
Consumer receivables:
Mortgage Services:
First lien	25,641	19,268
Second lien	4,649	2,609

Total Mortgage Services	30,290	21,877
Consumer Lending:
First lien	42,861	30,881
Second lien	6,292	3,229

Total real estate secured	49,153	34,110
Non-real estate secured	16,277	10,351

Total Consumer Lending	65,430	44,461
Credit card	27,637	30,081
Auto Finance	11,797	10,998
International receivables	4,983	5,238

Total consumer receivables	140,137	112,655
Receivables held for sale	80	80
Due from affiliates	634	634
Derivative financial assets	46	46
Liabilities:
Commercial paper, bank and other borrowings	8,399	8,399
Due to affiliates	11,359	10,944
Long term debt carried at fair value	32,896	32,896
Long term debt not carried at fair value	90,117	88,159
Insurance policy and claim reserves	998	986
Derivative financial liabilities	14	14

(1)	The carrying values for receivables reflect receivables less credit loss reserves. See Note 7, “Receivables and receivables held for sale,” for a complete description of the other components which comprise receivables, net which is reported on the consolidated balance sheet.

Receivable values presented in the table above were determined using the framework for measuring fair value as prescribed by SFAS No. 157, which is based on our best estimate of the amount within a range of value we believe would be received in a sale as of the balance sheet date (i.e. exit price). In recent months, the unprecedented developments in the mortgage lending industry have resulted in a marked reduction in the secondary market demand for subprime loans. The estimated fair values at December 31, 2007 for our receivables reflect this marketplace turmoil which implicitly assumes a significantly higher charge-off level than what we, as the servicer of these receivables, believe will ultimately be the case. This creates a value that is markedly lower than would

HSBC Finance Corporation

otherwise be reported under more normal marketplace conditions. Accordingly, we do not believe the amounts reported above accurately reflect the true underlying long-term value of our receivables.

As required under generally accepted accounting principles, a number of other assets recorded on the balance sheets (such as acquired credit card relationships, the value of consumer lending relationships for originated receivables and the franchise values of our business units) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. We believe there continues to be substantial value associated with these assets based on current market conditions and historical experience. Accordingly, the estimated fair value of financial instruments, as disclosed, does not fully represent our entire value, nor the changes in our entire value.

The following table summarizes the estimated fair values for financial instruments for continuing operations at December 31, 2006 which were determined in accordance with the previous framework for determining fair value as required by SFAS No. 107.

	Carrying	Estimated
	Value	Fair Value

	(in millions)

Assets:
Cash	$738	$738
Interest bearing deposits with banks	188	188
Securities purchased under agreements to resell	171	171
Securities	4,319	4,319
Receivables	150,406	147,918
Receivables held for sale	1,741	1,741
Due from affiliates	547	547
Derivative financial assets	292	292
Liabilities:
Commercial paper, bank and other borrowings	11,021	11,021
Due to affiliates	10,887	11,023
Long term debt	127,347	128,737
Insurance policy and claim reserves	1,076	1,119
Derivative financial liabilities	6	6

The following summarizes the valuation methodology used to determine the estimated fair values for financial instruments.

Cash: Carrying value approximates fair value due to cash’s liquid nature.

Interest bearing deposits with banks: Carrying value approximates fair value due to the asset’s liquid nature.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell approximates carrying value due to their short-term maturity.

Securities: Securities are classified as available-for-sale and are carried at fair value on the balance sheets. Fair value is determined by a third party valuation source. For U.S. Treasury securities, pricing is provided by market makers and inter-dealer brokers. For non-callable corporate securities, a credit spread scale is created for each issuer for maturities out to forty years. These spreads are then added to the equivalent maturity U.S. Treasury yield to determine current pricing. Credit spreads are obtained from the new issue market, secondary trading levels and dealer quotes. For bonds with early redemption features, an option adjusted spread (OAS) model is incorporated to adjust the spreads determined above.

Receivables: For December 31, 2007, as determined in accordance with the framework for measuring fair value as outlined by SFAS No. 157, the estimated fair value of our real estate secured and auto finance receivables was determined by an HSBC affiliate using various sources of information which reflects current estimated rating

HSBC Finance Corporation

agency credit tranching levels with the associated benchmark credit spreads, and trading input which includes observed primary and secondary trades and general discussions with investors. The remainder of our receivable portfolios were valued using a forward looking discounted cash flow methodology using assumptions we believe are consistent with those which would be used by market participants in valuing such receivables.

For December 31, 2006 as determined in accordance with the previous framework for determining fair value as required by SFAS No. 107, the estimated fair value of adjustable rate receivables generally approximated carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates which approximate the current interest rates that would achieve a similar return on assets with comparable risk characteristics. Receivables also includes our interest-only strip receivables. The interest-only strip receivables are carried at fair value on our balance sheets. Fair value is based on an estimate of the present value of future cash flows associated with securitizations of certain real estate secured, auto finance, credit card, private label and personal non-credit card receivables.

Due from affiliates: Carrying value approximates fair value because the interest rates on these receivables adjust with changing market interest rates.

Commercial paper, bank and other borrowings: The fair value of these instruments approximates existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Due to affiliates: The estimated fair value of our debt instruments due to affiliates was determined by discounting future expected cash flows at current interest rates offered for similar types of debt instruments. Carrying value is typically used to estimate the fair value of floating rate debt.

Long term debt carried at fair value: Fair value of FVO debt is determined by a third party using discounted cash flow models which take into consideration changes in interest rates as well as relevant trade data.

Long term debt not carried at fair value: The estimated fair value of our fixed rate and floating rate debt instruments not carried at fair value was determined using either quoted market prices or by discounting future expected cash flows at current interest rates and credit spreads offered for similar types of debt instruments.

Insurance policy and claim reserves: The fair value of insurance reserves for periodic payment annuities was estimated by discounting future expected cash flows at estimated market interest rates.

Derivative financial assets and liabilities: All derivative financial assets and liabilities, which exclude amounts receivable from or payable to swap counterparties, are carried at fair value on the balance sheet. Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined using discounted cash flow modeling techniques in lieu of market value quotes. We enter into foreign exchange contracts to hedge our exposure to currency risk on foreign denominated debt. We also enter into interest rate contracts to hedge our exposure to interest rate risk on assets and liabilities, including debt. As a result, decreases/increases in the fair value of derivative financial instruments which have been designated as effective hedges are offset by a corresponding increase/decrease in the fair value of the individual asset or liability being hedged. See Note 15, “Derivative Financial Instruments,” for additional discussion of the nature of these items.

25.	Concentration of Credit Risk

A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

We generally serve non-conforming and non-prime consumers. Such customers are individuals who have limited credit histories, modest incomes, high debt-to-income ratios or have experienced credit problems caused by occasional delinquencies, prior charge-offs, bankruptcy or other credit related actions. As a result, the majority of our secured receivables have a high loan-to-value ratio. Prior to our decision to cease operations, our Decision One

HSBC Finance Corporation

mortgage operation offered, among other products, interest-only loans largely for resale, which beginning in June 2007 were primarily to HSBC Bank USA to support the secondary market activities of our affiliates. Interest-only loans historically originated by our Consumer Lending business or acquired by our correspondent channel are no longer offered. Our Solstice subsidiary also offers interest-only loans for resale to third parties. Interest-only loans allow customers to pay the interest only portion of the monthly payment for a period of time which results in lower payments during the initial loan period. However, subsequent events affecting a customer’s financial position could affect the ability of customers to repay the loan in the future when the principal payments are required. At December 31, 2007, the outstanding balance of our interest-only loans was $4.1 billion, or 3 percent of receivables, including receivables held for sale. At December 31, 2006, the outstanding balance of our interest-only loans was $6.7 billion, or 4 percent of receivables, including receivables held for sale.

Through the third quarter of 2007, we also offered adjustable rate mortgage (“ARM”) loans under which pricing adjusts on the receivable in line with market movements, in some cases, following an introductory fixed rate period. At December 31, 2007, we had approximately $18.5 billion in adjustable rate mortgage loans, including receivables held for sale, at our Consumer Lending and Mortgage Services businesses. At December 31, 2006, we had approximately $29.8 billion in adjustable rate mortgage loans, including receivables held for sale, at our Consumer Lending and Mortgage Services businesses. The majority of our adjustable rate mortgages were acquired from correspondent lenders of our Mortgage Services business. In the first quarter of 2007, we discontinued correspondent channel acquisitions subject to fulfilling earlier commitments and in the fourth quarter of 2007 we eliminated the small volume of ARM originations in our Consumer Lending business. Consequently, the percentage of adjustable rate real estate secured receivables will decrease significantly over time. In 2008, approximately $3.7 billion of our adjustable rate mortgage loans will experience their first interest rate reset based on receivable levels outstanding at December 31, 2007. In addition, our analysis indicates that a significant portion of the second lien mortgages in our Mortgage Services portfolio at December 31, 2007 are subordinated to first lien adjustable rate mortgages that will face a rate reset between now and 2009. As interest rates have fluctuated over the last three years, certain adjustable rate loans may require a higher monthly payment following their first adjustment. A customer’s financial situation at the time of the interest rate reset could affect our customer’s ability to repay the loan after the adjustment.

As part of our risk mitigation efforts relating to the affected components of the Mortgage Services portfolio, in October 2006 we established a new program specifically designed to meet the needs of select customers with ARMs. We are proactively writing and calling customers who have adjustable rate mortgage loans nearing the first reset that we expect will be the most impacted by a rate adjustment. Through a variety of means, we are assessing their ability to make the adjusted payment and, as appropriate and in accordance with defined policies, are modifying the loans in most instances by delaying the first interest rate adjustment for twelve months, allowing time for the customer to seek alternative financing or improve their individual situation. In 2007, we have made more than 33,000 outbound customer contacts and modified more than 8,500 loans with an aggregate balance of $1.4 billion. Since the inception of this program we have made more than 41,000 outbound contacts and modified more than 10,300 loans with an aggregate balance of $1.6 billion. These loans are not reflected in the interest rate reset volumes discussed in the preceding paragraph. Unless these customers who have benefited from a loan modification are able to obtain other financing, these loans will also be subject to an interest rate reset at the end of the modification period.

During 2006 and 2005 we increased our portfolio of stated income loans. Stated income loans are underwritten based on the loan applicant’s representation of annual income which is not verified by receipt of supporting documentation and, accordingly, carry a higher risk of default if the customer has not accurately reported their income. Prior to our decision to cease operations of Decision One, it offered stated income loans which, beginning in June 2007, were sold primarily to HSBC Bank USA to support the secondary market activities of our affiliates. The outstanding balance of stated income loans in our real estate secured portfolio was $7.9 billion at December 31, 2007 and $11.8 billion at December 31, 2006.

HSBC Finance Corporation

Because we primarily lend to consumers, we do not have receivables from any industry group that equal or exceed 10 percent of total receivables at December 31, 2007 and 2006. We lend nationwide and our receivables, including receivables held for sale, are distributed as follows at December 31, 2007:

Percent of
Total
Domestic
State/Region	Receivables

California	12%
Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI)	23
Southeast (AL, FL, GA, KY, MS, NC, SC, TN)	20
Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV)	15
Southwest (AZ, AR, LA, NM, OK, TX)	11
Northeast (CT, ME, MA, NH, NY, RI, VT)	11
West (AK, CO, HI, ID, MT, NV, OR, UT, WA, WY)	8

The following table reflects the percentage of domestic consumer receivables by state, including receivables held for sale, which individually account for 5 percent or greater of our domestic portfolio.

Percent of
Total
Domestic
State	Receivables

California	12%
Florida	7
New York	6
Ohio	5
Pennsylvania	5
Texas	5

26.	Geographic Data

The tables below summarize our owned basis assets, revenues and income before income taxes, including discontinued operations by material country. Purchase accounting adjustments are reported within the appropriate country.

	Identifiable Assets			Long-Lived Assets(1)
At December 31,	2007	2006	2005	2007	2006	2005

	(in millions)

Continuing operations:
United States	$154,931	$168,387	$145,938	$4,087	$8,985	$9,320
Canada	5,502	4,181	3,479	193	157	153

Total-continuing operations	160,433	172,568	149,417	4,280	9,142	9,473

Discontinued operations:
United Kingdom	5,211	6,709	7,019	70	513	464
Europe	83	89	229	-	-	3

Total-discontinued operations	$5,294	$6,798	$7,248	$70	$513	$467

(1)	Includes properties and equipment, goodwill and acquired intangibles.

HSBC Finance Corporation

	Revenues			Income Before Income Taxes
Year ended December 31,	2007	2006	2005	2007	2006	2005

	(in millions)

Continuing operations:
United States	$23,389	$21,148	$15,991	$(5,287)	$2,330	$2,672
Canada	739	601	450	141	129	96

Total-continuing operations	24,128	21,749	16,441	(5,146)	2,459	2,768

Discontinued operations:
United Kingdom(1)	968	1,222	1,737	(710)	(170)	(100)
Europe(1)	-	32	31	5	(2)	(5)

Total-discontinued operations	$968	$1,254	$1,768	$(705)	$(172)	$(105)

27.	Subsequent Events

During 2008, we continued to evaluate and refine strategies for our business. As a result, in addition to the sale of our U.K. Operations discussed in Note 3, “Discontinued Operations – United Kingdom,” we have made the following strategic decisions in 2008, taking into consideration our desired risk profile, our liquidity and funding needs as well as our expected views of the subprime lending industry after the market returns to more normalized levels.

•	Auto Finance Business: In July 2008, we decided to exit the Auto Finance business and discontinued new auto loan originations from the dealer and direct-to-consumer channels. We honored all outstanding loan commitments to our customers for a 90 day period, but as of September 30, 2008 all new originations in these channels have substantially ceased. We will continue to offer auto loans in our Consumer Lending branch offices through the Autos-in-Branches program until we establish an alliance with a third party provider who will originate these loans going forward. We will continue to service and collect the existing auto loan portfolio as it pays down.

In September 2008, we identified certain auto finance receivables, with an outstanding receivable balance of $3.0 billion at December 31, 2007, for which we no longer have the intent to hold for the foreseeable future. Subject to obtaining the necessary regulatory and other approvals, we intend to sell these receivables to HSBC Bank USA. We will continue to service the sold auto finance receivable portfolio and will receive servicing and related fee income from HSBC Bank USA. While HSBC Bank USA filed for regulatory approval in September 2008, we cannot predict with any degree of certainty the timing as to when or if, regulatory and other approvals will be received and, therefore, when the related asset purchase will be completed.

•	Credit Card Services: In June 2008, we decided to proceed with the sale of our General Motors (“GM”) MasterCard receivable portfolio, with an outstanding receivable balance of approximately $7.0 billion at December 31, 2007, to HSBC Bank USA and are currently in the process of obtaining the necessary regulatory approvals. Subsequent to the initial sale of receivables, additional volume will be sold to HSBC Bank USA on a daily basis. We cannot predict with any degree of certainty the timing as to when or if regulatory and other approvals will be received and, therefore, when the related asset sale will be completed. Additionally, in June 2008, we identified credit card receivables in the Core and Metris portfolios with an outstanding receivable balance of approximately $2.0 billion at December 31, 2007 which we intend to sell to third parties.

•	Canada Business: In July 2008, we decided to sell the common stock of HSBC Financial Corporation Limited, the holding company for our Canadian business (“Canadian Operations”) to an HSBC affiliate. Subject to regulatory approval, it is anticipated that ultimate ownership of the Canadian Operations will reside with HSBC Bank Canada. The sale is expected to close in the fourth quarter of 2008 and is subject to certain approvals, including from regulatory authorities. At December 31, 2007, assets in our Canadian Operations totaled

HSBC Finance Corporation

$5.2 billion, consisting primarily of net receivables of $5.0 billion, and liabilities totaled $4.9 billion, consisting primarily of intercompany payables of $4.7 billion. Upon completion of this transaction, our operations will be limited to the United States.

•	Consumer Lending Business: In the third quarter of 2008, our Consumer Lending business sold fixed rate, first lien, closed-end real estate secured receivables with a fair value of $557 million at the date of sale to third parties. Additional fixed rate, first lien, closed-end real estate secured receivables with a fair value of $252 million at September 30, 2008, previously held for investment purposes, have been transferred to receivables held for sale during the first nine months of 2008.

•	Mortgage Services Business: In the third quarter of 2008, our Mortgage Services business sold fixed rate, first lien, closed-end real estate secured receivables with a fair value of $403 million at the date of sale to third parties.

HSBC Finance Corporation

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Three	Three	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2007	2007	2007	2007	2006	2006	2006	2006

	(in millions)

Finance and other interest income	$4,469	$4,571	$4,536	$4,570	$4,481	$4,392	$4,169	$3,932
Interest expense:
HSBC affiliates	212	192	182	192	269	231	124	105
Non-affiliates	1,732	1,780	1,787	1,822	1,730	1,645	1,580	1,458

Net interest income	2,525	2,599	2,567	2,556	2,482	2,516	2,465	2,369
Provision for credit losses	4,152	3,134	1,854	1,492	2,916	1,279	1,155	787

Net interest income (loss) after provision for credit losses	(1,627)	(535)	713	1,064	(434)	1,237	1,310	1,582

Other revenues:
Securitization related revenue	12	16	21	21	21	24	51	71
Insurance revenue	106	127	118	116	118	128	100	119
Investment income	50	29	30	19	170	25	28	28
Derivative income (expense)	(20)	4	(43)	(9)	68	66	(9)	54
Gain (loss) on debt designated at fair value and related derivatives	742	519	(130)	144	-	-	-	-
Fee income	548	653	623	564	551	537	417	382
Enhancement services revenue	169	167	150	148	133	128	129	123
Taxpayer financial services income	31	(27)	4	239	1	4	19	234
Gain on receivable sales to HSBC affiliates	121	94	109	95	139	101	97	85
Servicing and other fees from HSBC affiliates	130	126	123	125	121	121	116	118
Other income	(6)	(26)	(88)	38	(9)	30	72	64

Total other revenues	1,883	1,682	917	1,500	1,313	1,164	1,020	1,278

Costs and expenses:
Salaries and fringe benefits	530	544	550	572	578	532	527	541
Sales incentives	25	51	59	65	82	92	96	79
Occupancy and equipment expense	127	66	73	67	67	68	65	71
Other marketing expenses	145	161	217	216	266	196	173	171
Other servicing and administrative expenses	491	278	191	172	287	201	168	193
Support services from HSBC affiliates	298	288	287	273	270	254	263	250
Amortization of acquired intangibles	64	63	64	62	63	63	63	80
Policyholders’ benefits	47	64	56	64	63	72	57	60
Goodwill and other intangible asset impairment charges	3,632	881	-	-	-	-	-	-

Total costs and expenses	5,359	2,396	1,497	1,491	1,676	1,478	1,412	1,445

Income (loss) from continuing operations before income taxes	(5,103)	(1,249)	133	1,073	(797)	923	918	1,415
Income tax expense (benefit)	(1,098)	(172)	32	379	(297)	331	336	516

Income (loss) from continuing operations	(4,005)	(1,077)	101	694	(500)	592	582	899

Income (loss) from discontinued operations:
Income (loss) from discontinued operations	(417)	(31)	(57)	(200)	(89)	(45)	(22)	(16)
Income tax expense (benefit)	(14)	(6)	(19)	(47)	(26)	(4)	(7)	(5)

Loss from discontinued operations	(403)	(25)	(38)	(153)	(63)	(41)	(15)	(11)

Net income	$(4,408)	$(1,102)	$63	$541	$(563)	$551	$567	$888